AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 23, 1996

                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          BRUNSWICK TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              MAINE                                          2221
              -----                                          ----
(STATE OR OTHER JURISDICTION OF                   (PRIMARY STANDARD INDUSTRIAL
INCORPORATION OR ORGANIZATION)                     CLASSIFICATION CODE NUMBER)

                                   01-0402052
                                   ----------
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

            43 Bibber Parkway, Brunswick Maine 04011 (207) 729-7792
            -------------------------------------------------------
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                MARTIN S. GRIMNES
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                43 BIBBER PARKWAY
                             BRUNSWICK, MAINE 04011
                                 (207) 729-7792
                                 --------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 --------------

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

    MARIANNE GILLERAN, ESQ.                              VICTOR J. PACI, ESQ.
     GADSBY & HANNAH LLP                              BINGHAM, DANA & GOULD LLP
      125 SUMMER STREET                                  150 FEDERAL STREET
 BOSTON, MASSACHUSETTS 02110                              BOSTON, MA  02110
       (617) 345-7000                                      (617) 951-8000

                                 --------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.     [  ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                  [  ]

         If delivery of the  prospectus  is expected to be made pursuant to Rule
434, please check the following box.              [  ]

                                               CALCULATION OF REGISTRATION FEE
- ------------------------------------------- ------------------- ------------------------ ----------------------- -------------------
          TITLE OF EACH CLASS OF               AMOUNT TO BE        PROPOSED MAXIMUM         PROPOSED MAXIMUM          AMOUNT OF
       SECURITIES TO BE REGISTERED              REGISTERED          OFFERING PRICE         AGGREGATE OFFERING     REGISTRATION FEE
                                                                     PER SHARE (1)               PRICE
- ------------------------------------------- ------------------- ------------------------ ----------------------- ===================
Common Stock, $0.0001 par value                2,587,500(2)              $8.00                $20,700,000              $7,138
- ------------------------------------------- ------------------- ------------------------ ----------------------- ===================
(1)    Estimated  solely  for the  purpose  of  calculating  the  amount of the  registration  fee  pursuant  to  Rule 457(a)
       promulgated under the Securities Act of 1933, as amended.
(2)    Includes 337,500 shares subject to the Underwriters' over-allotment option.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.



================================================================================








                          BRUNSWICK TECHNOLOGIES, INC.

             CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF
                    INFORMATION REQUIRED BY ITEMS OF FORM S-1


   FORM S-1 REGISTRATION STATEMENT ITEM AND HEADING                          LOCATION IN PROSPECTUS
   ------------------------------------------------                          ----------------------
Item 1.       Forepart of Registration                                       Forepart of Registration
                Statement and Outside Front                                  Statement and cover page
                Cover Page of Prospectus.....................................of Prospectus

Item 2.       Inside Front and Outside Back Cover                            Inside front and outside back
                Pages of Prospectus..........................................cover pages of Prospectus

Item 3.       Summary Information, Risk Factors
                and Ratio of Earnings to Fixed
                Charges......................................................"Prospectus Summary"

Item 4.       Use of Proceeds................................................"Use of Proceeds"

Item 5.       Determination of Offering Price................................"Underwriting"

Item 6.       Dilution......................................................."Dilution"

Item 8.       Plan of Distribution...........................................Cover Page and "Underwriting"

Item 9.       Description of Securities to be
                Registered..................................................."Description of Capital Stock"

Item 10.      Interests of Named Experts and Counsel........................."Legal Matters"

Item 11.      Information with Respect to the                                "Prospectus Summary-The Company"
                Registrant..................................................."-Summary Financial Information;"
                                                                             "Capitalization;" "Selected Financial
                                                                             Information;" "Management's Discussion and
                                                                             Analysis of Financial Condition and Results of
                                                                             Operations;" "Business;" "Management;"
                                                                             "Principal Stockholders;" "Certain
                                                                             Transactions;" "Changes in Independent
                                                                             Accountants" and "Experts"

Item 12.      Disclosure of Commission Position on
                Indemnification for Securities Act
                Liabilities..................................................Not applicable







                SUBJECT TO COMPLETION, DATED AUGUST 23, 1996

PROSPECTUS

                          BRUNSWICK TECHNOLOGIES, INC.
                                2,250,000 SHARES
                                  COMMON STOCK

         Brunswick Technologies, Inc. ("BTI" or the "Company") hereby offers 2,250,000 shares of Common Stock, $0.0001 par value (the "Common Stock"). Prior to the offering described herein (the "Offering"), there has been no public market for the Common Stock and there can be no assurance that a market will develop after completion of the Offering, or that if developed, it will be sustained. The Company has applied to list the Common Stock on the NASDAQ National Market under the symbol "BTIC." It is currently estimated that the initial public offering price will be between $6.00 and $8.00 per share. See "Underwriting" for a discussion of the factors that will be considered in determining the initial public offering price.

                                 --------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN INFORMATION WHICH
                               SHOULD BE CAREFULLY
             CONSIDERED BY INVESTORS BEFORE PURCHASING SHARES OF THE
                          COMMON STOCK OFFERED HEREBY.

                                 --------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------- ------------------------ ----------------------- -----------------------
                                                               Price to               Underwriting            Proceeds to
                                                                Public                Discounts(1)             Company(2)
- ------------------------------------------------------- ------------------------ ----------------------- -----------------------
Per Share........................................       $                        $                       $
- ------------------------------------------------------- ------------------------ ----------------------- -----------------------
Total(3).........................................       $                        $                       $
======================================================= ======================== ======================= =======================

(1)    Does not include  additional cash compensation to Josephthal Lyon & Ross Incorporated  (the  "Representative")  in the
       form  of  a  non-accountable   expense  allowance.   In  addition,   see  "Underwriting"  for  information  concerning
       indemnification  and  contribution   arrangements  with  the  Underwriters  and  other  compensation  payable  to  the
       Representative.
(2)    Before  deducting  expenses payable by the Company  estimated to be $500,000,  including the  non-accountable  expense allowance payable to the Representative.
(3)    The Company has granted the  Underwriters an option,  exercisable  within 45 days of the consummation of the Offering, to  purchase  up to  337,500  additional  shares of Common  Stock,  on the  terms  set  forth  above,  solely to cover over-allotments,  if any. If such option is exercised in full, the total Price to Public,  Underwriting Discounts, and
       Proceeds to Company will be $          , $          , and $          , respectively.  See "Underwriting."

         The Common Stock is being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the Common Stock offered hereby will be made against payment at the offices of Josephthal Lyon & Ross Incorporated, New York, New York on or about , 1996.

                       JOSEPHTHAL LYON & ROSS INCORPORATED

               THE DATE OF THIS PROSPECTUS IS ______________, 1996





                               PHOTOS AND GRAPHICS

         The  inside  front  cover  fold-out  of  the  prospectus   contains  13
photographs, one illustration, text, and the Company's logo in the upper right hand corner.

         The photography caption reads: "Surrounding our unique manufacturing process are examples of innovative applications using optimized BTI reinforcements. Clockwise from above: Assembly of the first 68 foot, two piece insulated composite boxcar using the SCRIMPsm manufacturing process; boxcar ready for endurance testing (Spring 1995); underground petroleum tanks constructed from composite reinforcement fiber (2); a Norwegian made composite wellhead cover for North Sea oil exploration (2); new hollow Hardshaft(R) composite marine pilings (2); a 130 feet mega-yacht under construction using BTI BiTex(R) materials (4); BTI's stitchbonding process at work (center)."

         The illustration shows differences between various manufacturing techniques and the text states: "THE PERFECT LAMINATING PROCESS WOULD COMBINE:"; "EFFICIENT, UNIFORM DISTRIBUTION OF CHOPPED FIBERS WITHOUT BINDER"; "STRAIGHT FIBER ORIENTATION"; "LABOR-SAVING LAMINATED MULTIPLE LAYERS"; "NOT SPRAYED ON"; "NOT CRIMPED"; "NOT WOVEN THEN SPRAYED"; "BTI COMBINES THESE FEATURES IN A ONE-STEP PROCESS REDUCING THE TOTAL COST OF YOUR LAMINATES: BINDERLESS MAT TO MINIMIZE BLISTERING; FLAT, NON-CRIMPED REINFORCING FIBERS; FASTER WET-OUT; LOW RESIN CONSUMPTION".

         There is also text that reads "THE CHOICE IS SIMPLE.



     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET AND OTHER MARKETS. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.






                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors." Investors should refer to a Glossary of Technical Terms on page 53 for a description of certain technical terms used in this Prospectus.

                                   THE COMPANY

         Brunswick   Technologies,   Inc.   ("BTI"  or  the   "Company")   is  a
technologically advanced, leading developer and manufacturer of stitchbonded engineered composite reinforcement fabrics made from glass, carbon and other fibers which are used by composite fabricators. The Company's principal strength lies in its innovative quadraxial single-step stitchbonding operation, through which it can quickly and cost effectively produce engineered composite reinforcement fabrics in sizes and shapes beyond the capability of the competition. Fabrics created from the Company's proprietary manufacturing operations offer characteristics imperative to facilitate the use of composite materials in infrastructure, industrial and large scale commercial applications. As a result of BTI's ability to create and market cost-effective superior quality fabrics, it recorded revenues of $15.5 million for 1995, a 61% increase over revenues for 1994. Additionally, revenues for the first six months of 1996 have increased by 33% over revenues for the same period in 1995.

         BTI has introduced a process that not only more efficiently creates composite reinforcement fabrics, but also optimizes the performance characteristics of such fabrics. In a proprietary single-step production process, the Company is able to stitchbond fibers in different directions without diminishing the composite fibers' inherent properties, thus dramatically improving the structural strength of the composite reinforcement fabric. This compares favorably, firstly, with traditional composite fabrics which are woven, and therefore require the use of more resin, and secondly, with the more costly multi-step processes of other knitting or stitchbonding manufacturing technologies used by competitors. In addition, the Company's proprietary, high through-put manufacturing processes have the ability to produce heavyweight quadraxial fabrics over 100 inches wide in a single-step process which allows for cost-effective fabrication of composite parts of up to 10 inches thick. The combination of these features produces fabrics which enable composite fabricators to manufacture end-products at a competitive cost while maintaining maximum structural integrity.

         Composite products offer substantial benefits over conventional materials such as steel, concrete and wood. Such benefits include: a higher strength-to-weight ratio, greater design flexibility while maintaining structural integrity, chemically inert properties and lower maintenance requirements. As a result of their superior features, composite reinforcement fabrics are increasingly demanded by a growing number of industries and applications, including transportation, infrastructure, recreation, petro-chemical and construction. Management believes the use of engineered composite reinforcement fabrics will continue to grow as the market is made more aware of the positive features of such materials and as the cost of more advanced composite fibers such as carbon continues to decline.

         BTI is currently participating in several significant joint ventures and projects. The Company is working with E.I. DuPont de Nemours and Company, Inc., Hardcore Composites Ltd., The Dow Chemical Company and Johns Hopkins University in an effort to create heavyweight composites for industrial applications such as marine pilings, bridges, rail cars and shipping containers. The Company has also entered into two research agreements with the University of Maine, the first of which is to develop a composite alternative to plywood, and the second of which is to develop composites for very thick applications adaptable to large sub-marine structures. Additionally, BTI is working with Maritime Senor, a division of ASEA Brown Boveri S.A., to develop offshore well-head covers and pipeline protection structures. The Company is also negotiating with Norsk Hydro A.S., one of the largest North Sea oil operators, towards making greater use of composite structures in the off-shore oil industry.

         The Company has a corporate collaboration with Vetrotex CertainTeed Corp. ("Vetrotex"), the U.S. fiberglass manufacturing arm of Saint Gobain S.A., the largest materials and construction company in Europe. This collaboration includes a significant equity ownership by Vetrotex in BTI, a supply arrangement whereby the Company purchases a majority of its fiberglass needs from Vetrotex and a provision for BTI to have access to certain new products from Vetrotex which the Company believes to be of significant importance for its own new product development.

         During 1996, the Company moved into a new, state-of-the-art, 50,000 square foot manufacturing facility. The Company was organized as a Maine corporation in 1984 and began operations in 1985. The Company's executive offices are located at 43 Bibber Parkway, Brunswick, Maine 04011 and its telephone number is (207) 729-7792.

                                  THE OFFERING

Common Stock Offered by the Company...........................    2,250,000 shares

Shares of Common Stock Outstanding
     Before Offering..........................................    5,447,674
     After Offering(1)........................................    7,697,674

Use of Proceeds...............................................    Purchase  of  capital  equipment,   repayment  of
                                                                  bank    debt,     research    and     development
                                                                  expenditures,  potential acquisitions,  potential
                                                                  purchase of the Company's  current  manufacturing
                                                                  facilities    and   general    working    capital
                                                                  purposes.  See "Use of Proceeds."

Risk Factors..................................................    The  securities  offered  hereby  involve  a high
                                                                  degree  of risk  and  immediate  and  substantial
                                                                  dilution.  See "Risk Factors" and "Dilution."

Proposed NASDAQ symbol........................................    "BTIC"

- ------------------------
(1)    Includes  an  estimated  260,544  shares  to  be  issued  to  holders  of outstanding  shares of the Company's  preferred  stock, no par value (the
       "Preferred Stock") in payment of accrued dividends, concurrently with the consummation  of the  Offering,  but  does  not  include  (a) a total  of
       1,006,395  shares of the Common  Stock  reserved  for  issuance  upon the exercise of stock options  granted under the Company's  1991 Stock Option
       Plan and 1994 Stock  Option  Plan,  or (b) a total of  527,786  shares of
       Common Stock reserved for issuance pursuant to warrants outstanding as of the closing of the Offering  (157,500 shares of Common Stock to be issued pursuant  to warrants to be issued to the  Representative  in  connection with a Financial Advisory  Agreement  discussed herein below, and 370,286 shares of Common Stock to be issued  pursuant to warrants held by certain stockholders  and assuming a cashless  exercise of such  warrants by such stockholders).  The weighted  average  exercise price of such options and warrants is $1.11 per share.  See  "Dividend  Policy,"  "Management-Stock
       Option  Plans,"   "Certain   Transactions,"   "Principal   Stockholders,"
       "Description of Capital Stock," and "Underwriting."



         UNLESS OTHERWISE INDICATED, ALL COMMON STOCK SHARE AND PER SHARE DATA AND INFORMATION IN THIS PROSPECTUS (I) HAVE BEEN ADJUSTED TO GIVE EFFECT TO A 65:1 STOCK SPLIT TO BE EFFECTED IMMEDIATELY PRIOR TO THE EFFECTIVENESS OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART, (II) ASSUME THE CONVERSION, UPON THE CLOSING OF THE OFFERING, OF ALL OUTSTANDING SHARES OF THE PREFERRED STOCK INTO 4,603,560 SHARES OF COMMON STOCK AND THE ISSUANCE TO SUCH HOLDERS OF PREFERRED STOCK OF 260,544 SHARES OF COMMON STOCK IN PAYMENT OF AN ESTIMATED $1,823,810 IN ACCRUED CASH DIVIDENDS AS OF SEPTEMBER 15, 1996 PURSUANT TO THE TERMS OF SUCH PREFERRED STOCK, (III) ASSUME NO EXERCISE OF OUTSTANDING OPTIONS TO PURCHASE AN AGGREGATE OF 1,006,395 SHARES OF COMMON STOCK WITH A WEIGHTED AVERAGE EXERCISE PRICE OF $0.38 PER SHARE, (IV) ASSUME NO EXERCISE OF OUTSTANDING WARRANTS TO PURCHASE AN AGGREGATE OF 527,786 SHARES OF COMMON STOCK WITH A WEIGHTED AVERAGE EXERCISE PRICE OF $2.51 PER SHARE,

(V) ASSUME NO  EXERCISE OF THE  UNDERWRITERS'  OVER-ALLOTMENT  OPTION,  AND (VI)
ASSUME THE CONSUMMATION OF A RECAPITALIZATION WHEREBY THE COMPANY'S NO PAR COMMON STOCK IS CONVERTED INTO COMMON STOCK, WHICH RECAPITALIZATION IS TO BE EFFECTED IMMEDIATELY PRIOR TO THE EFFECTIVENESS OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

                                                       SUMMARY FINANCIAL INFORMATION
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                               SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                              JUNE 30
                                         ----------------------------------------------------------------          --------
                                            1991           1992            1993         1994         1995      1995         1996
                                            ----           ----            ----         ----         ----      ----         ----
STATEMENTS OF
INCOME DATA:
   Net sales...........................    $2,625         $4,701          $6,376      $9,596       $15,476    $7,003         $9,297
   Cost of goods sold..................     2,215          3,700           4,997       7,382        11,979     5,412          7,010
   Gross profit........................       410          1,001           1,379       2,214         3,497     1,591          2,287
   Income (loss) from operations.......      (325)            30             122         340           845       452            575
   Income (loss) before income
     tax benefit (expense).............      (421)             3             111         314           785       388            560
   Income tax benefit (expense)........         -              -               -           -           122        61           (197)
   Net income (loss)...................      (421)             3             111         314           907       449            363
   Primary earnings (loss)
     per common share..................    $(0.91)        $(0.66)         $(0.55)     $(0.40)        $0.20     $0.10          $0.05
   Weighted average number of common
     shares outstanding(1).............       462            488             536         536         1,919     1,795          1,906

                                                                              JUNE 30, 1996
                                                                              -------------
                                                                        ACTUAL          AS ADJUSTED(1)
                                                                        ------          --------------
BALANCE SHEET DATA:
   Working capital..................................................   $ 1,492             $14,275
   Total assets.....................................................     8,387              20,722
   Long-term liabilities............................................     1,414                  50
   Total liabilities................................................     4,325               2,513
   Preferred Stock..................................................     6,339                   -
   Stockholders' equity (deficit)...................................    (2,277)             18,209

(1)    Adjusted  to give  effect to the sale by the  Company of  2,250,000  shares of Common  Stock at an assumed  initial  public offering price of $7.00 per share and the application of the estimated net proceeds  therefrom (after deducting  discounts, allowance and offering expenses). See "Use of Proceeds."

                                  RISK FACTORS

         THE PURCHASE OF SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH HEREIN, IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF THE COMMON STOCK OFFERED HEREBY.

         POSSIBLE FLUCTUATIONS IN OPERATING RESULTS, CYCLICAL NATURE OF END-PRODUCT MANUFACTURER INDUSTRIES, SEASONALITY AND SUPPLY FACTORS. Many of the purchasers of end-products produced with the Company's composite reinforcement fabrics are engaged in cyclical industries, including the marine industry which accounts for approximately 80% of the Company's net sales, due to the effects of general economic conditions or other factors. The Company has also experienced a seasonal effect on its sales to a certain extent with respect to marine industry and winter sports products. In addition, the Company's sales have varied from period to period as a result of fluctuations in the general availability of fiberglass used by the Company in its manufacturing process. When supplies of fiberglass are short, the Company's distributors and end-product manufacturers order additional inventory of composite reinforcement fabrics to ensure availability of product. When the supply of fiberglass later improves, the Company's sales may decline due to decreasing demand by its distributors and end-product manufacturers as a result of their build-up of excess inventory during the period when fabric availability was tight. In the first quarter of 1996, the Company's net sales were increased by its distributors building their inventory levels to cushion against the supply shortage that was industry wide throughout 1995. In the second quarter of 1996, the Company's distributors reduced their inventory in response to the general availability of fiberglass, thereby contributing to a reduction in the Company's net sales to $4.4 million from $4.8 million in the first quarter of 1996. A decrease in net sales as compared to the first quarter of 1996 may occur for the same reasons in the third quarter. Management estimates that during the second quarter of 1996 its distributors maintained an approximate three week supply of composite reinforcement fabrics as opposed to an approximate twelve week supply in the first quarter of 1996. Management expects this trend to continue into the fourth quarter of 1996. The impact of the cyclicality and/or seasonality of the end-product manufacturing industries using the Company's products, fiberglass supply and related inventory factors or other factors affecting the purchasing decisions of end-product manufacturers, could adversely affect the Company's net sales. This may result in fluctuations in the Company's results of operations, may make it more difficult for the Company to accurately forecast its financial requirements and may result in fluctuations in the market price for the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         DEPENDENCE ON FEW FIBERGLASS SUPPLIERS. There are only three significant suppliers from which the Company may purchase its fiberglass requirements. Vetrotex, a stockholder of the Company, currently supplies approximately 80% of the Company's fiberglass requirements, with the remainder being supplied primarily by a single other vendor. The Company's current supply agreement with Vetrotex expires August 25, 1996. Although the Company is not under supply pressures to enter into a new supply agreement due to the current general availability of fiberglass in the marketplace, the Company and Vetrotex have each expressed an interest in negotiating an extension of their agreement. The Company intends to enter into contracts with one or two other suppliers to ensure a continuing supply of fiberglass, but there can be no assurance that the Company will be successful in its efforts to secure such agreements. One of the two other significant fiberglass suppliers holds a 50% equity interest in one of the Company's primary competitors. The Company's ability to operate and to increase its revenues is dependent upon its ability to obtain an adequate supply of fiberglass and may be limited by competition for the same source of supply. Suppliers of fiberglass may not be able to supply the quantity, quality or variety of inventory that the Company requires in a timely manner or on price terms favorable to the Company. The failure or inability of any of the major suppliers to produce for any significant period due to labor problems, furnace meltdown or other equipment problems, or any other reason, could also have a materially adverse effect on the available supply of fiberglass required by the Company. The failure to obtain an adequate supply or a substantial increase in the cost of fiberglass would have a material adverse effect on the Company. See "Business-Supply" and "-Backlog."

         DEPENDENCE ON FOUR PRINCIPAL DISTRIBUTORS. Although the Company primarily markets its products directly to end-product manufacturers which sell to consumers, approximately 90% of the Company's sales are made through distributors. Four of the Company's distributors accounted in the aggregate for 85%, 89% and 78% of the Company's net sales for the Company's fiscal years ended December 31, 1993, 1994 and 1995, respectively. Each of the four distributors accounts for more than 10% of the Company's net sales. The Company does not have written contracts with any of its distributors, which the Company believes is consistent with industry practice. The Company's distributors also sell products that are competitive with the products supplied by the Company. The loss of any of its major distributors would have a material adverse effect on the Company. See "Business-Marketing and Sales."

         DEPENDENCE ON PRODUCT AND PROCESS INNOVATION; MARKET ACCEPTANCE The Company's ability to continue its revenue growth will be dependent upon its ability to continue both product and process innovation through research and development and other means. In order to remain competitive, the Company must maintain the engineering and technical capability to respond to customer demands for new and improved versions of its current products at competitive prices. The Company has invested, and intends to continue to invest, in the development and refinement of its production processes in order to reduce costs and expand its capability to produce a broader range of products. Wood, concrete and steel products may cost less than products using the Company's reinforcement fabrics. No assurance can be given that the Company will achieve further market acceptance of its products, that it will be successful in developing new products or that such products will be accepted by end-product manufacturers due to quality or cost considerations. See "Business-Product Engineering, Manufacturing and Development."

         COMPETITION. There is no single competitor that produces materials with the same characteristics as all of the Company's products. However, there are other products in the marketplace which compete with each of the Company's products. Wood, concrete and steel products may cost less than products using the Company's reinforcement fabrics. The Company believes that there are only three other companies using a knitting or stitchbonding process that have significant shares of the knitted and stitchbonded composite reinforcement fabrics market. Although the Company believes that it is one of the largest suppliers in the United States market for composite reinforcement fabrics, it believes that each of its significant competitors has greater financial, marketing and operating resources than the Company. Although the Company relies on certain proprietary information and believes that there is no equipment currently commercially available that is able to duplicate through the same one-step production process, the fabrics produced by the Company, there is equipment available to produce fabrics possessing certain of the characteristics of products required by composite manufacturers. As existing barriers to the market are not prohibitive, others may enter the marketplace to compete with the Company and these additional competitors may have resources greater than those of the Company. Competition in the fiberglass industry is based upon price, quality and design innovation as well as marketing and distribution strategies. There can be no assurance that the Company's products will be able to compete successfully with other products available for the same applications. See "Business-Competition."

         RISKS RELATING TO GROWTH AND EXPANSION; LIMITS ON CAPITAL EXPENSES. If the Company's revenues and earnings continue to grow rapidly, such growth may significantly strain the Company's management and its operational and technical resources. If the Company is successful in rapidly obtaining greater market penetration with its products, the Company will be required to deliver increasing volumes of highly complex products to its customers on a timely basis at a reasonable cost to the Company. No assurance can be given that the Company's efforts to expand its manufacturing activities will be successful or that the Company will be able to satisfy increased production demands on a timely and cost-effective basis. The Company's success will also depend, in part, upon its ability to provide its customers with engineering, manufacturing, marketing and other support. Efforts to expand the Company's manufacturing capacity and support therefor could require significant additional personnel; no assurance can be given that the Company will be able to attract and retain such personnel. In addition to the levels of support currently provided, including the ability to modify its technology and products to meet end-product manufacturer requirements, the Company will also be required to continue to improve its operational, management and financial systems and controls. Failure to manage possible growth could have a material adverse effect on the business of the Company. In connection with the industrial development financing underlying the construction of the facility leased by the Company in Brunswick, Maine, the Company was required, pursuant to Internal Revenue Code requirements, to agree to limit certain capital expenditures through the period ending December 12, 1998. The restrictions are applicable to capital expenditures (whether incurred by the Company, its affiliates or unaffiliated parties) with respect to the Company's (or the Company's affiliates') facilities or property located in the Town of Brunswick. As of June 30, 1996 additional capital expenditures of up to approximately $6.5 million may be incurred through December 12, 1998 in Brunswick. Management believes that the anticipated capital expenditures through the relevant period will not exceed that amount, although if the Company's plans change, the limit could restrict desired activities. The Company also has the option to lease equipment, in lieu of purchasing such equipment, as equipment leases are generally not restricted by the limitations. Further, if the Company were to purchase the Brunswick facility and the bonds used to finance it were repaid (which repayment would require the consent of the holders of such bonds), the capital expenditures restriction would be terminated. See "Use of Proceeds," "Business-Products" and "Product Engineering, Manufacturing and Development."

         BROAD DISCRETION OVER USE OF PROCEEDS; POSSIBLE ACQUISITIONS. The Company plans to repay its bank debt with a portion of the net proceeds of the Offering. At July 31, 1996 term and revolving bank debt aggregated approximately $2.2 million dollars or 15.6% of the estimated net proceeds. An additional $3 million or 21.2% of the net proceeds has been allocated to the purchase of capital equipment over the next several years. However, the Company may also use a portion of the net proceeds for acquisitions to broaden its product line as well as manufacturing capacity, product market coverage, and distribution channels. The Company will face risks associated with any acquisitions it may make, including the implementation of any post-acquisition strategies and the integration of any acquired businesses with the Company's business. There can be no assurance that the Company will be successful in these efforts or that it will not incur unanticipated costs in respect thereto. Certain of the net proceeds will also be used to fund working capital, as well as the Company's research and development efforts. The Company may also consider purchasing its manufacturing facility in Brunswick, Maine, as well as acquiring an additional operating facility. Management will have broad discretion in allocating and applying such proceeds and the Company's stockholders may not have an opportunity to review or vote upon the terms of these unspecified expenditures or review the financial statements of any businesses which may be acquired. The Company has no commitments or agreements with respect to any acquisition, joint venture or licensing of any technology other than those specifically identified in this Prospectus. No assurance can be given that the Company can successfully complete any acquisitions or that any such acquisitions would not materially and adversely affect the Company. See "Use of Proceeds."

         RISK OF POTENTIAL PRODUCT LIABILITY CLAIMS. As a manufacturer of components used in products which include boats, skis and diving boards, the Company is subject to the potential risks of product liability claims. Although the Company maintains insurance coverage against such liabilities, any such claim against the Company might exceed the amount of such insurance coverage or fall outside the scope of such coverage. A successful product liability claim or series of claims could have a material adverse effect on the Company's business, financial condition and results of operations.

         SINGLE FACILITY. The Company's manufacturing operations are conducted at, and substantially all of the Company's inventory is maintained in, a single facility in Brunswick, Maine. Any significant casualty loss to, or extended interruption of operations at, this facility would have a material adverse effect on the Company. Replacement of the Company's customized manufacturing equipment could take several months and would have a material adverse effect on the Company. See "Business-Property."

         INTELLECTUAL PROPERTY. Although the Company has three registered trademarks and owns two patents, it relies almost entirely upon unpatented technology in its production processes. The Company relies in part upon state and federal trade secrets and unfair competition laws to protect its intellectual property. There can be no assurances that the Company can adequately protect its rights in such unpatented proprietary technology or that others will not independently develop substantially equivalent or better proprietary information or techniques, or otherwise gain access to the Company's proprietary technology or that others will disclose such technology. The Company will continue to seek additional protection for newly developed intellectual property as deemed appropriate. There can be no assurance as to the breadth or degree of protection which existing or future trademarks, patents and copyrights may afford the Company, that any trademark or patent application will result in issued trademarks or patents, or that the Company's intellectual property will not be circumvented or invalidated. Foreign intellectual property laws may not adequately protect the Company's intellectual property. There can be no assurance that the Company's products do not or will not violate the proprietary rights of others, that the

Company's intellectual property would be upheld if challenged, or that the Company would not be prevented from using its intellectual property, any of which occurrences could have an adverse effect on the Company. The Company received a notice from a competitor in 1987 with respect to an alleged infringement of certain of the competitor's patents. The Company denied the allegations and has received no further communications from the competitor since a meeting was held with representatives of the alleging party in 1992. In addition, the Company may not have the financial resources necessary to enforce or defend its trademarks, patents and copyrights at the time of any apparent infringement or of any challenge. See "Business-Intellectual Property."

         DEPENDENCE UPON KEY PERSONNEL. The success of the Company will be largely dependent on the personal efforts of Martin S. Grimnes, William M. Dubay, Robert R. Fuller and Thomas L. Wallace. The loss of the services of any of these individuals would have a material adverse effect on the Company's business and prospects. The Company is the owner and beneficiary of a "key man" life insurance policy on each of Messrs. Grimnes and Dubay in the amount of $1 million each. See "Management."

         CONTROL  BY  EXISTING  STOCKHOLDERS.   Upon  the  consummation  of  the
Offering, the current stockholders of the Company will beneficially own approximately 71% of the outstanding shares of Common Stock (assuming no exercise of outstanding stock options or warrants). Accordingly, these stockholders, acting together, will be able to elect all of the Company's directors and, generally, to direct the affairs of the Company. Mr. Grimnes and four representatives of major stockholders are currently Directors of the Company, and although the Board of Directors intends to elect Mr. Dubay to replace one of the representatives of a major stockholder who will be resigning, and the Board intends to elect two additional directors (both of whom will be independent), with both actions effective as of the consummation of the Offering, together these four encumbent directors and Mr. Dubay will constitute a majority of the Board of Directors following the Offering. In addition, voting together, they could effectively block any major corporate transactions, such as a merger or sale of substantially all of the Company's assets, that under Maine law requires the affirmative vote of holders of a majority of the outstanding Common Stock of the Company. See "Management," "Principal Stockholders" and "Description of Capital Stock."

         IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of shares of Common Stock in the Offering will experience immediate and substantial dilution in net tangible book value per share from the initial public offering price. Such dilution at June 30, 1996, would have been equal to $4.63 per share or 66% of an assumed initial public offering price of $7.00 per share. See "Dilution."

         ABSENCE OF PUBLIC MARKET; ARBITRARY DETERMINATION OF PUBLIC OFFERING PRICE; POSSIBLE VOLATILITY OF SHARE PRICE. Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price has been arbitrarily determined by negotiations between the Company and the Underwriters. There can be no assurance that an active trading market will develop and continue after completion of the Offering or that the market price of the Common Stock will not decline below the public offering price. Stock prices for many companies fluctuate widely for reasons which can be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, such as a recession or military conflict, may also have a material adverse effect on the market price for the Common Stock. See "Underwriting."

         SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market following the completion of the Offering could have an adverse effect on the market price of the Common Stock. There will be 7,697,674 shares of Common Stock outstanding immediately after the Offering, including the 2,250,000 shares offered hereby. Upon completion of the Offering, all of the shares of Common Stock offered hereby will be eligible for public sale without restriction, except for shares purchased by affiliates (those controlling or controlled by or under common control with the issuer and generally deemed to include officers and directors) of the Company. The 5,447,674 shares of Common Stock that will be owned by the Company's current stockholders following the Offering, including the 4,603,560 shares of Common Stock to be issued to existing holders of Preferred Stock upon conversion of their shares of Preferred Stock and an estimated 260,544 shares to be issued to such holders in payment of accrued dividends concurrently with the completion of the Offering (the "Dividend Shares") are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended, (the "Securities Act"). As of September 30, 1996, 5,187,130 shares of Common Stock would be eligible for sale under Rule 144(k). The Dividend Shares and the aggregate of 527,786 shares issuable under warrants outstanding as of the closing of the Offering will be eligible to trade under Rule 144 on the second anniversary of their issuance. The 1,006,395 shares issuable under outstanding options would be tradable 90 days after the commencement of the Offering if such options are exercised. All existing holders of the Company's capital stock have been granted registration rights by the Company pursuant to which they may as a group on two occasions demand that the Company register the resale of all or a portion of their Common Stock and may otherwise "piggyback" upon certain registrations by the Company of its securities. The holders of all shares of Common Stock outstanding immediately prior to the closing of the Offering and the holders of all options and warrants to purchase Common Stock have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of 13 months after the closing of the Offering without the prior written consent of the Representative. The possibility that substantial amounts of Common Stock may be sold in the public market after the expiration of the thirteen month "lock-up" period may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

         LACK OF DIVIDENDS. To date, the Company has not paid any dividends on either Common Stock or Preferred Stock. Concurrently with the closing of the Offering, the Company will issue approximately 260,544 shares of Common Stock to the holders of its Preferred Stock in payment of accrued cash dividends which are expected to aggregate approximately $1,823,810 as of September 15, 1996. Under the terms of its existing bank loan agreements, the Company may not pay dividends without the consent of the lender. The Company currently intends to retain future earnings to finance the growth and development of the Company's business and does not anticipate paying any dividends in the foreseeable future. See "Dividend Policy."

         ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK. The Company's Restated Articles of Incorporation permit it to issue undesignated "blank-check" Preferred Stock. Accordingly, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. Such rights, privileges and preferences could include preferential voting rights, dividend rights in excess of those provided to holders of Common Stock, and conversion rights, redemption privileges or liquidation preferences not available to holders of Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The provision also may limit the price that certain investors may be willing to pay in the future for shares of the Common Stock. The Company has no present plans to issue any shares of its Preferred Stock.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the 2,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $7 per share are estimated to be approximately $14.1 million, after deducting underwriting discounts and estimated additional Offering expenses of approximately $500,000 payable by the Company, which includes the Representative's expense allowance. The Company intends to use the net proceeds of the Offering to expand its manufacturing capacity through the purchase of additional capital equipment aggregating approximately $3 million, repay in full its existing term and revolving bank debt aggregating approximately $2.2 million at July 31, 1996, and otherwise for general corporate purposes, including research and development and possible acquisitions of complementary businesses and product lines. The Company's $1.425 million term equipment loan bears interest, at the Company's option, at the prime rate or the London Interbank Offered Rate ("LIBOR") plus 2.25%. The Company's revolving line of credit, with approximately $782,000 outstanding as of July 31, 1996, bears interest, at the Company's option, at the prime rate or LIBOR plus 1.75%. The Company may consider purchasing its manufacturing facility in Brunswick, Maine, and/or acquiring an additional operating facility. The Company has had discussions with several parties regarding acquisitions but has no agreements or commitments with respect to any such acquisitions. Pending the uses described above, the proceeds of the Offering will be invested in short- and medium-term investment-grade, interest-bearing securities.

                                 DIVIDEND POLICY

         To date, the Company has not paid any dividends on either the Common Stock or the Preferred Stock. Concurrently with the closing of the Offering, all of the outstanding shares of Preferred Stock will convert to 4,603,560 shares of Common Stock and the Company will issue 260,544 shares of Common Stock (assuming payment as of September 15, 1996) to the holders of the Preferred Stock in payment of accrued cash dividends which will equal in the aggregate $1,823,810 as of September 15, 1996. The Company currently intends to retain future earnings to finance the growth and development of the Company's business and does not anticipate paying any dividends in the foreseeable future. The payment of dividends is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition and other relevant factors. Under the terms of its existing bank loan agreements, the Company may not pay dividends without the consent of the lender.


                                    DILUTION

         The difference between the public offering price per share of Common Stock and the pro forma net tangible book value per share of the Company after the Offering constitutes the dilution per share to investors in the Offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock (adjusted to give effect to (i) a 65:1 stock split; (ii) the conversion of the Preferred Stock outstanding at June 30, 1996 into 4,603,560 shares of Common Stock; and (iii) the issuance of 260,544 shares of Common Stock in payment of accrued Preferred Stock dividends of $1,823,810 (as of September 15, 1996); all to be effected immediately prior to or concurrently with the closing of the Offering).

         At June 30, 1996, the net tangible book value of the Company was approximately $4,061,483 or $0.75 per share of Common Stock. After giving effect to the sale by the Company of the 2,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $7.00 per share (less underwriting discounts and estimated expenses of the Offering), the pro forma net tangible book value of the Company at June 30, 1996, would have been approximately $2.37 per share, representing an immediate increase in net tangible book value of $1.62 per share to existing stockholders and an immediate dilution of $4.63 per share to investors in the Offering. The following table illustrates this per share dilution:


   Assumed initial public offering price per share............             $7.00
     Net tangible book value per share at June 30, 1996.......      $0.75
     Increase per share attributable to new investors.........      $1.62
   Pro forma net tangible book value per share after Offering.             $2.37
   Dilution of pro forma net tangible book value per share
     to new investors.........................................             $4.63

         The following table sets forth, on a pro forma basis at June 30, 1996, a comparison of the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by existing stockholders and to be paid by new investors purchasing Common Stock in the Offering at an assumed initial public offering price of $7.00 per share:

                                                SHARES PURCHASED                    TOTAL CONSIDERATION                AVERAGE
                                                ----------------                    -------------------               PRICE PER
                                            NUMBER            PERCENT             AMOUNT            PERCENT             SHARE
                                            ------            -------             ------            -------             -----
Existing stockholders............         5,447,674             70.8%              $6,730,529          29.9%               $1.23
New investors....................         2,250,000             29.2%             $15,750,000          70.1%               $7.00
                                          ---------             ----              -----------          ----
Total............................         7,697,674            100.0%             $22,480,529         100.0%
                                          =========            =====              ===========         =====

         The  information  set forth in the preceding table assumes no exercise of (i) options to purchase a total of 1,006,395 shares of Common  Stock that have been granted  under the  Company's  1991 Stock  Option Plan and 1994 Stock Option Plan;  (ii)
warrants  outstanding  as of the closing of the Offering to purchase an aggregate of 527,786  shares of Common Stock;  or (iii)
additional  options which may be granted in the future under the Company's 1991 Stock Option Plan


                                      -15-


and 1994 Stock Option Plan to acquire up to 856,700  shares of Common  Stock.  See  "Management-Stock  Option  Plans,"  "Description
of Capital  Stock," and "Underwriting."

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at June 30, 1996, and as adjusted to give effect to (i) the sale of the 2,250,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.00 per share; (ii) the conversion of the outstanding Preferred Stock into 4,603,560 shares of Common Stock concurrently with the consummation of the Offering; (iii) the issuance of 260,544 shares of Common Stock in payment of accrued Preferred Stock dividends concurrently with the consummation of the Offering; and (iv) liquidation of all bank debt and the increase of the Company's working capital with the remainder of the estimated net proceeds of the Offering. The information set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.



                                                                                 JUNE 30,1996
                                                                                 ------------
                                                                          ACTUAL            AS ADJUSTED
                                                                          ------            -----------
                                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
Note payable to a bank .......................................              $387                   $ -
Current installments of long term debt........................               139                    78
Long-term debt and capital lease obligations..................             1,364                     -
Convertible Preferred Stock:..................................             6,339                     -
Stockholders' equity (deficit) (1):...........................
   Preferred stock, $10.00 par value; 1,000,000 shares
     authorized; no shares outstanding........................                 -                     -
   Common Stock; $0.0001 par value; 20,000,000 shares authorized;
     583,570 shares outstanding; 7,697,674 shares
     outstanding, as adjusted (2).............................               406                20,893
   Accumulated deficit........................................            (2,683)               (2,683)
                                                                          ------                ------
   Total stockholders' equity (deficit).......................            (2,277)               18,210
                                                                          ------                ------
     Total capitalization.....................................            $5,952               $18,288
                                                                          ======               =======


(1)    The  information  set forth in the  preceding  table  assumes no exercise of (i) options to purchase  a total of  1,006,395  shares of Common  Stock that have been  granted  under the
       Company's 1991 Stock Option Plan and 1994 Stock Option Plan;  (ii) warrants  outstanding as of the closing of the Offering to purchase an aggregate of 527,786  shares of Common Stock;
       or (iii)  additional  options which may be granted in the future under the  Company's  1991
       Stock  Option  Plan and 1994 Stock  Option  Plan to acquire up to 856,700  shares of Common
       Stock.  See   "Management-Stock   Option  Plans,"   "Description  of  Capital  Stock,"  and
       "Underwriting."

(2)    The 7,697,674  shares of Common Stock  outstanding as of June 30, 1996 as adjusted  include all of the shares of Preferred  Stock then  outstanding  which will convert  automatically, upon the closing of the Offering,  to 4,603,560  shares of Common Stock,  and an additional
       260,544 shares of Common Stock being issued to holders of Preferred  Stock in payment of an estimated $1,823,810 in accrued cash dividends as of September 15, 1996.

                         SELECTED FINANCIAL INFORMATION

         The selected financial data set forth below for each of the Company's fiscal years ended December 31, 1993 and 1994 and at December 31, 1994 are derived from the financial statements of the Company audited by KPMG Peat Marwick LLP, independent public accountants, which are included elsewhere in this Prospectus. The selected financial data set forth below for the Company's fiscal year ended December 31, 1995 and at December 31, 1995 are derived from the financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants, which are included elsewhere in this Prospectus. The selected financial data set forth below for the six months ended June 30, 1995 and 1996 and at June 30, 1996 are derived from the unaudited financial statements of the Company, which appear elsewhere in this Prospectus, and in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations. The operating results for the six months ended June 30, 1996 are not necessarily indicative of the operating results for the entire year. The selected financial data set forth below should be read in conjunction with the Financial Statements and Notes thereto and with
Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Prospectus.

                                                                                                                  SIX MONTHS
                                                                                                                     ENDED
                                              YEAR ENDED DECEMBER 31,                                               JUNE 30
                                              -----------------------                                               -------
   ----------------------------------------------------------------------------------------------------      --------------------
                                          1991           1992           1993         1994          1995         1995         1996
                                          ----           ----           ----         ----          ----         ----         ----

                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
   STATEMENTS OF INCOME DATA:
   Net Sales.........................     $2,625         $4,701         $6,376       $9,597       $15,476       $7,003       $9,297
   Cost of goods sold................      2,215          3,700          4,997        7,382        11,979        5,412        7,010
     Gross profit....................        410          1,001          1,379        2,214         3,497        1,591        2,287
   Other operating expenses..........        736            971          1,257        1,874         2,492        1,139        1,616
   Moving costs......................          -              -              -            -             9            -          243
   Facility repair costs.............          -              -              -            -           150            -         (147)
     Operating income................       (326)            30            122          340           846          452          575
   Other income (expense), net.......        (95)           (27)           (11)         (26)          (61)         (63)         (15)
   Income (loss) before income
     tax benefit (expense)...........       (421)             3            111          314           785          389          560
   Income tax benefit (expense)......          -              -              -            -           122           61         (197)
     Net income......................       (421)             3            111          314           907          449          363
   Primary earnings (loss) per
     common share(1).................     $(0.91)        $(0.66)        $(0.55)      $(0.40)        $0.20        $0.10        $0.05
   Weighted average number of
     common shares outstanding(1)....        462            488            536          536         1,919        1,795        1,906





                                      -19-



                                                                  DECEMBER 31,                                    JUNE 30
                                        -------------------------------------------------------------         ------------------
                                          1991        1992           1993          1994         1995           1995         1996
                                          ----        ----           ----          ----         ----           ----         ----

                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)............     $236        $(252)          $548          $631         $905           $975       $1,492
Total assets.........................    2,022        2,494          4,363         5,665        7,867          6,256        8,387
Long-term liabilities................      272          460            337         1,177        1,069          1,122        1,414
Total liabilities....................    1,481        1,829          1,895         2,886        4,168          3,024        4,327
Preferred Stock......................    2,460        2,913          5,010         5,538        6,070          5,802        6,339
Accumulated deficit..................   (2,322)      (2,640)        (2,666)       (3,151)      (2,777)        (3,045)      (2,683)
Stockholders' deficit................  $(1,919)     $(2,248)       $(2,542)      $(2,759)     $(2,371)       $(2,649)     $(2,277)




                                      -20-



- --------------------
(1)    See Note 1 of Notes to Financial  Statements  for an  explanation  of the method used to determine per share data.

                          BRUNSWICK TECHNOLOGIES, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

INTRODUCTION

         Brunswick Technologies, Inc. is a leading developer and manufacturer of engineered composite reinforcement fabrics produced from glass and other fibers. The Company has experienced revenue growth of 50.1% and 61.3% for 1994 and 1995, respectively, and 32.8% for the first six months of 1996, as compared to the same period for 1995. The Company's primary strategic objective is to continue such growth by targeting new market and product applications for engineered composite reinforcement fabrics manufactured using BTI's proprietary processes. These include the transportation, offshore petrochemical, and infrastructure markets. The Company intends to pursue joint projects with leaders in different industrial sectors to accelerate the substitution of BTI's composite reinforcement fabrics for conventional materials. The Company is also considering using its fabrics to produce certain end-user products itself, in addition to supplying its fabrics to other manufacturers.

         Although the Company utilizes independent distributors for approximately 90% of its sales, BTI markets its products primarily to the ultimate end-product manufacturer. In 1996, the Company moved into a new, state-of-the-art, 50,000 square foot manufacturing facility which is leased from a corporation affiliated with the Town of Brunswick, Maine. The Company currently operates six production machines and expects to put a seventh into operation by the end of 1996.

RESULTS OF OPERATIONS

         The following table sets forth for the periods indicated certain financial data as a percentage of net sales:


                                                                                        Six Months Ended
                                     Fiscal Years Ended December 31                         June 30,
                                     ------------------------------                     ----------------
                                1993              1994              1995             1995              1996
                                ----              ----              ----             ----              ----
Net Revenue                      100.0%           100.0%            100.0%            100.0%           100.0%
Cost of Goods Sold                78.4             76.9              77.4              77.3             75.4
                                  ----             ----              ----              ----             ----
Gross Profit                      21.6             23.1              22.6              22.7             24.6

Selling, general and
  administrative expenses         17.7             15.6              13.5              13.7             14.2
Research and development
  expenses                         2.0              3.9               2.6               2.6              3.2
Moving costs                       0.0              0.0               0.0               0.0              2.6
Facility repair cost               0.0              0.0               1.0               0.0             (1.6)
                                   ---              ---               ---               ---             -----
Operating Income before
  items shown below                1.9              3.6               5.5               6.4              6.2

Other income (expense):
  Interest expense                 0.0             (0.2)             (0.8)             (0.9)            (0.6)
  Miscellaneous, net              (0.2)            (0.1)              0.4               0.0              0.4
                                   ----            -----              ---               ---              ---
                                  (0.2)            (0.3)             (0.4)             (0.9)            (0.2)
                                   ----            -----              ----             -----            -----

Income before income tax           1.7              3.3               5.1               5.5              6.0
Income tax benefit (expense)       0.0              0.0               0.8               0.9             (2.1)
                                   ---              ---               ---               ---              ----
Net income                         1.7%             3.3%              5.9%              6.4%             3.9%
                                   ====             ====              ====              ====             ====

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

         Net Sales. Net Sales for the six month period ended June 30, 1996 increased by $2.3 million or 33% to $9.3 million from $7.0 million for the same period in 1995. The increase in net sales is attributable primarily to a 20% increase in unit volume to new and existing customers and a more attractive mix of products enjoying higher unit pricing.

         Gross Profit. Gross profit increased to $2.3 million for the six month period ended June 30, 1996 from $1.6 million for the same period in 1995. Gross profit margin increased to 24.6% of net sales for the six month period in 1996 from 22.7% for the same period in 1995. The increase in gross profit margin is attributable primarily to higher selling prices per pound of the Company's fabrics.

         Selling, General and Administrative Expense. Selling, general and administrative expenses as a percentage of net sales increased to 14.2% for the six month period ended June 30, 1996 from 13.7% for the same period in 1995.

         Research and Development Expenses. Research and development ("R&D") expenses as a percentage of net sales increased to 3.2% for the six month period ended June 30, 1996 from 2.6% for the same period in 1995, reflecting expansion of in-house process and design R&D.

         Operating Income. Operating income increased to $575,017 for the six month period ended June 30, 1996 from $451,791 for the same period in 1995. Operating income as a percentage of net sales decreased to 6.2% for the period ended June 30, 1996 from 6.4% for the same period in 1995 primarily due to one-time moving costs of $243,301 representing 2.6% of net sales. In connection with the move to the new facility, the Company recorded in 1995 an expense of $150,000 to cover the expenses estimated to be incurred for the restoration of the facilities being vacated. The repairs thought to be required when the expense was recorded did not materialize and therefore the unexpended amount of $147,545 was recognized as an addition to operating income in June 1996 which offset, to some extent, the other increases in operating expenses. Excluding such one-time moving costs, operating income for the period in 1996 would have been $670,773 or 7.2% of net sales, a 12% gain over the prior period.

         Income Taxes. The Company incurred income tax expense for the first time in the amount of $197,000 for the six month period ending June 30, 1996, as compared to a tax benefit of $60,360 for the same period in 1995.

         Net Income. Net income for the six month period ended June 30, 1996 was $363,112 or 3.9% of net sales as compared to $448,777 or 6.4% of net sales for the same period in 1995. The decrease was due to one-time moving costs of $95,756 and an increase in income tax expenses to $197,000 during the 1996 period. During the same period in 1995, the Company had an income tax benefit of $60,360. Income before taxes for the period in 1996 was 6.0% of net sales or 7.1% of net sales when adjusted for one-time moving expenses, compared to 5.5% of net sales for the same period in 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

         Net Sales. Net Sales for 1995 increased by $5.9 million or 61% to $15.5 million from $9.6 million for 1994. The increase in net sales is attributable primarily to volume increases and favorable product mix gains.

         Gross Profit. Gross profit increased to $3.5 million for 1995 from $2.2 million for 1994. Gross profit margin decreased to 22.6% of net sales for 1995 from 23.1% for 1994. The decrease in gross profit margin is attributable primarily to higher costs paid per pound for raw materials.

         Selling, General and Administrative Expense. Selling, general and administrative expenses as a percentage of net sales decreased to 13.5% for 1995 from 15.6% for 1994 due to economies of scale realized by the Company.

         Research and Development Expense. The Company continued to favor research and development expenditure which increased year to year by 9% while decreasing as a percentage of net sales from 3.9% for 1994 to 2.6% for 1995.

         Operating Income. Operating income increased by 249% to $845,927 for 1995 from $340,219 in 1994. Operating income as a percentage of net sales increased to 5.5% for 1995 from 3.6% for 1994.

         Income Taxes. The Company received an income tax benefit of $121,900 in 1995 as compared to 1994 when no income tax expense or benefit was recorded.

         Net Income. Net income for 1995 was $906,505 or 5.9% of net sales as compared to $314,196 or 3.3% of net sales for 1994. For the year ended 1995, the Company utilized an income tax benefit of $121,900. Income before taxes for the year ended 1995 was 5.1% of net sales, compared to 3.3% of net sales in 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

         Net Sales. Net Sales for 1994 increased by $3.2 million or 50% to $9.6 million from $6.4 million for 1993. The increase in net sales was attributable primarily to growing acceptance of new products and by the addition of new customers.

         Gross Profit. Gross profit increased to $2.2 million for 1994 from $1.4 million in 1993. Gross profit margin increased to 23.1% of net sales for 1994 from 21.6% in 1993. The increase in gross profit margin was attributable to sales volume increases.

         Selling, General and Administrative Expense. Selling, general and administrative expenses as a percentage of net sales decreased to 15.6% for 1994 from 17.7% for 1993.

         Research and Development Expense. Research and development expenses as a percentage of net sales increased to 3.9% for 1994 from 2.0% for 1993, in part reflecting a reclassification of certain R&D expenses.

         Operating Income. Operating income increased to $340,219 for the year ended 1994 from $122,292 in 1993. Operating income as a percentage of net sales increased to 3.6% for 1994 from 1.9% for 1993.

         Income Taxes. The Company neither incurred an income tax expense nor received income tax benefits for either of the years 1994 or 1993.

         Net Income. Net income for the year ended 1994 was $314,196 or 3.3% of net sales as compared to $111,476 or 1.7% of net sales for 1993.


QUARTERLY RESULTS

         The following table presents financial information derived from the Company's unaudited financial statements for each quarter included in the year ended December 31, 1995 and for the quarters ended March 31, 1996 and June 30, 1996. Such information has been prepared on the same basis as the audited Financial Statements appearing elsewhere in this Prospectus. Based on unaudited financial statements for the quarter ended June 30, 1996, revenues for such quarter of 1996 increased by 16% to $4,452,000 from $3,824,000 for the same period in 1995. Gross profit increased by 25% to $1,134,000 from $904,000 for the same period in 1995. Net income in the second quarter in 1996 decreased by 33% to $201,000 from $302,000 for the same period in 1995. The decrease in net income is primarily attributable to an income tax expense of $109,000 for the second quarter of 1996, compared to an income tax benefit of $40,000 for the same period in 1995.

                                                                                            Quarter Ended
Brunswick Technologies, Inc.
Comparative Quarterly Earnings                                                       1995
                                         ----------------------------------------------------------------------------------------
Dollars in Thousands                           Mar. 31                 Jun. 30               Sept. 30                Dec. 31
                                               -------                 -------               --------                -------
Net sales                               $   3,179  100.0%      $   3,824  100.0%      $   4,031  100.0%      $   4,442  100.0%
Cost of goods sold                          2,492   78.4           2,920   76.4           3,104   77.0           3,463   78.0
                                        ---------   ----       ---------  -----       ---------  -----       ---------  -----
Gross profit                                  687   21.6             904   23.6             927   23.0             979   22.0
Selling, general and
   administrative expenses                    438   13.7             522   13.6             536   13.3             588   13.2
Research and development
   expenses                                    88    2.8              91    2.4             112    2.8             117    2.6
Moving costs                                    -    0.0               -    0.0               -    0.0               9    0.2
Facility repair costs                           -    0.0               -    0.0               -    0.0             150    3.4
                                        ---------    ---       ---------  -----       ---------  -----       ---------  -----
Operating income                              161    5.1             291    7.6             279    6.9             115    2.6
                                        ---------    ---       ---------  -----       ---------  -----       ---------  -----
Other income (expense):
     Interest expense                         (31)  -1.0             (28)  -0.7             (29)  -0.7             (36)  -0.8
     Miscellaneous, net                        (2)   0.0              (2)  -0.1             (13)  -0.3              80    1.8
                                        ---------    ---       ---------  -----       ---------  -----       ---------  -----
                                              (33)  -1.0             (30)  -0.8             (42)  -1.0              44    1.0
                                        ---------    ---       ---------  -----       ---------  -----       ---------  -----
Income before income tax                      128    4.1             261    6.8             237    5.9             159    3.6
Income tax benefit (expense)                   20    0.6              40    1.1              37    0.9              25    0.6
                                        ---------    ---       ---------  -----       ---------  -----       ---------  -----
Net income                              $     148    4.7%      $     301    7.9%      $     274    6.8%      $     184    4.2%
                                        ---------    ---       ---------  -----       ---------  -----       ---------  -----


Brunswick Technologies, Inc.                           Quarter Ended
Comparative Quarterly Earnings                             1996
                                        ------------------------------------------
Dollars in Thousands                            Mar. 31                  June 30
                                                -------                  -------

Net sales                               $   4,845  100.0%       $   4,452   100.0%
Cost of goods sold                          3,692   76.2            3,318    74.5
                                        ---------  -----        ---------   -----
Gross profit                                1,153   23.8            1,134    25.5
Selling, general and
   administrative expenses                    635   13.0              682    15.4
Research and development
   expenses                                   143    3.0              157     3.5
Moving costs                                  144    0.0               99     2.2
Facility repair costs                           -    3.0             (148)   -3.3
                                        ---------  -----        ---------   -----
Operating income                              231    4.8              344     7.7
                                        ---------  -----        ---------   -----
Other income (expense):
     Interest expense                         (27)  -0.5              (30)   -0.7
     Miscellaneous, net                        46    0.9               (4)    0.0
                                        ---------  -----        ---------   -----
                                               19    0.4              (34)   -0.7
                                        ---------  -----        ---------   -----
Income before income tax                      250    5.2              310     7.0
Income tax benefit (expense)                  (88)  -1.8             (109)    2.5
                                        ---------  -----        ---------   -----
Net income                              $     162    3.4%       $     201     4.5%
                                        ---------  -----        ---------   -----

         In the first quarter of 1996, the Company's net sales were increased in connection with its distributors building their inventory levels to cushion against the continuation of a fiberglass supply shortage that was industry wide throughout 1995. In the second quarter of 1996, the Company's distributors reduced their inventory levels in response to the general availability of fiberglass, thereby contributing to a reduction in the Company's net sales to $4.4 million from $4.8 million in the first quarter of 1996. A decrease in net sales as compared to the first quarter of 1996 may occur for the same reasons in the third quarter. Management estimates that during the second quarter of 1996 its distributors maintained an approximate three week inventory of composite reinforcement fabrics as opposed to an approximate twelve week supply in the first quarter of 1996.


         The Company's quarterly results of operations may be subject to fluctuations due to factors including changes in distribution channels' and end-users' inventories, and general economic conditions. The Company has traditionally operated with relatively little backlog and generally arranges delivery promptly upon receipt of orders. Therefore, a majority of the Company's sales in each quarter have resulted from orders placed in that quarter.

LIQUIDITY AND CAPITAL RESOURCES

         Cash Flows from Operating Activities. Cash utilized by operations for the first six months of 1996 was $692,000, compared to cash generated of $584,000 for the first six months of 1995 and $1.1 million for 1995. The decrease in cash flow for the most recent period is primarily attributable to an increase in inventories of $1.2 million resulting principally from an increase in the value of finished goods inventory to $1.9 million for the period, up from $450,000 at December 31, 1995. Finished goods inventory was strategically increased so as to provide the ability to supply fabrics to its customers while the move to the new facility was being completed.

         Cash Flows from Investing Activities. Cash used for investing purposes was $324,000 for the first six months of 1996, compared to $273,000 for the first six months of 1995. Capital expenditures of $328,000 were incurred for the period in 1996 primarily due to expenditures made for furniture and fixtures in connection with the move to the new facility, the final payment on the sixth production machine and leasehold improvements to the new facility.

         Cash Flows from Financing Activities. During the six month period ended June 30, 1996, $900,000 of cash was provided through financing activities. External funds were provided during this period of $325,000 under the equipment bank loan and $387,000 under the Company's line of credit. Also, funding of $226,000 was provided through a book overdraft.

         On May 30, 1996, the Company completed an amendment to its loan arrangements with its bank. The new arrangement increases the amount of credit available and reduces borrowing costs. The arrangement consists of a line of credit and a term equipment loan. Both loans are secured by substantially all of the Company's assets. The amount of credit available under the line of credit is equal to the sum of 75% of eligible accounts receivable plus 50% of eligible inventories up to a total of $1.5 million. Borrowings bear interest, at the Company's option, at the prime rate or the LIBOR rate plus 1.75%.

         The term equipment loan is in an amount of $1.425 million plus 75% of incremental machine expenditures made through January 31, 1997, up to a total of $1.8 million. Borrowings carry, at the Company's option, an interest rate of prime or LIBOR plus 2.25%. The Company is obligated to make interest-only payments through January 31, 1997, at which time the principal begins amortization over an 84 month period. The outstanding balance of the term equipment loan was $1,425,000 at June 30, 1996.

         The Company expects to satisfy its cash requirements through internally generated cash and borrowings, although it plans to maintain its revolving line of credit facility.

                                    BUSINESS

INTRODUCTION

         BTI is a technologically advanced, leading developer and manufacturer of stitchbonded engineered composite reinforcement fabrics made from glass, carbon and other fibers which are used by composite fabricators. The Company's principal strength lies in its innovative quadraxial single-step stitchbonding operation, through which it can quickly and cost effectively produce engineered composite reinforcement fabrics in sizes and shapes beyond the capability of the competition. Fabrics created from the Company's proprietary manufacturing operations offer characteristics imperative to facilitate the use of composite materials in infrastructure, industrial and large scale commercial applications.

         BTI has introduced a process that not only more efficiently creates composite reinforcement fabrics, but also optimizes the performance characteristics of such fabrics. In a proprietary single-step production process, the Company is able to stitchbond fibers in different directions without diminishing the composite fibers' inherent properties, thus dramatically improving the structural strength of the composite reinforcement fabric. This compares favorably, firstly, with traditional composite fabrics which are woven, and therefore require the use of more resin; and secondly, with the more costly multi-step processes of other knitting or stitchbonding manufacturing technologies used by competitors. In addition, the Company's proprietary, high through-put manufacturing processes have the ability to produce heavyweight quadraxial fabrics over 100 inches wide in a single-step process which allows cost-effective fabrication of composite parts of up to 10 inches thick. The combination of these features produces fabrics which enable composite fabricators to manufacture end-products at a competitive cost while maintaining maximum structural integrity.

         Composite products offer substantial benefits over conventional materials such as steel, concrete and wood. Such benefits include: a higher strength-to-weight ratio, greater design flexibility while maintaining structural integrity, chemically inert properties and lower maintenance requirements. As a result of their superior features, composite reinforcement fabrics are increasingly demanded by a growing number of industries and applications, including transportation, infrastructure, recreation, petro-chemical and construction. Management believes the use of engineered composite reinforcement fabrics will continue to grow as the market is made more aware of the positive features of such materials and as the cost of more advanced composite fibers such as carbon continues to decline.

         The Company's strategy is to increase revenues and net income through increasing its domestic and international market share in the composite reinforcement fabric industry as well as making strategic acquisitions for product and market presence, and engaging in joint projects. The key elements of this strategy include: (i) targeting additional applications for composite reinforcement fabrics in the transportation, offshore petro-chemical and infrastructure sectors; (ii) increasing its international presence; (iii) continuous innovation of its state-of-the-art manufacturing processes; (iv) extension of its product offerings further along the value-added chain towards net shape products and (v) acquiring businesses or engaging in joint projects with companies which complement the Company's strategy, including the expansion of its manufacturing capacity and the broadening of its geographic market presence.

INDUSTRY BACKGROUND

         Since the invention of composite reinforcement fabrics made from fiberglass in the early 1940's, various attempts have been made to commercialize the potential of these fabrics as replacements for wood, steel and concrete. These diverse pioneering projects include the 1953 Corvette and Wonder Bread delivery trays from the early 1950's. While these efforts were remarkable for their day, the potential of these materials did not start to be realized until the mid 1960's when the recreational boat industry converted from wood to composite reinforcement fabrics. This development spurred the expansion of the composite fiber industry from occasional to broad usage in a wide variety of consumer products such as skis, diving boards and protective helmets, and in industrial applications, including cars, trucks, and industrial tanks and pipes. Over this period the processes used to create fabrics composed of composite fibers have dramatically evolved.

         Traditionally, reinforcement fibers were woven together to create a composite reinforcement fabric. The weaving process aligns these fibers along the zero-to-ninety degree axis, inserting them over and under each other to create the weave, resulting in the bending of such fibers, or crimping, which in turn reduces each individual fiber's strength and reinforcement properties. As the mechanical properties of the composite reinforcement fabric is the key parameter for the design of the underlying product or application, the integrity of the fiber's performance defines the amount of such fibers needed to achieve specific performance specifications. In contrast to weaving, stitchbonding a composite fabric allows the manufacturer to optimize the fibers' mechanical properties, thus reducing the volume of fibers required as compared to the weaving process. The Company's innovative stitchbonding production processes align the composite reinforcement fibers in a variety of axes. All of this takes place in a single production step and at high production throughputs, all without crimping the fiber and thereby avoiding diminishing the fiber's strength. While certain of the Company's competitors also can offer knitted or stitchbonded reinforcement fabrics, they generally manufacture their products in multi-step processes. The competitors' manufacturing processes are more costly due to the greater number of steps in the process and the lower throughput rate as compared to the Company's proprietary, high throughput, one-step process.

         The first generation of knitted fabrics offered significant strength advantages compared to woven reinforcements, and thus were able to produce savings in material usage and weight. These fabrics, however, were priced at a substantial premium over traditional woven fabrics.

         In 1990, the Company introduced a revolutionary new product line, BiTex(R), the first generation of price-competitive, heavy-weight stitchbonded reinforcement fabrics. For the first time, knitted or stitchbonded composite reinforcement fabrics, whose market potential was previously limited by their high cost, became competitive in numerous composite applications, from automobile bumpers and one-piece molded commercial aircraft structures to high-strength consumer products such as boat hulls and skis.

COMPANY STRATEGY

         The Company's strategy to continue its current growth includes the following elements:

o Continued expansion of its leadership position in the composite reinforcement fabrics industry, development of new products and processes to answer the needs of a wide range of industries including the continuing integration of fabric design elements with the specific needs of composite fabricators and capitalization upon the Company's position as the only supplier of composite reinforcement fabrics to develop and manufacture its own production equipment;

o Pursuit of acquisitions to broaden its product line as well as manufacturing capacity, product market coverage, and distribution channels;

o Extension of activities into international markets, in particular Europe and Latin America, and specific product niche markets;

o Fostering of joint projects with a wide range of manufacturers as well as universities and state and federal governments to develop new composite products incorporating composite reinforcement fabrics; and

o Development of component products which will reduce the steps between fabric formation and end-user products, and the manufacture of completed components for certain end-user products. See "Product Engineering, Manufacturing and Development."

PRODUCTS

         The Company currently manufactures composite reinforcement fabrics, also referred to as stitchbonded or non-crimped fabrics, primarily from glass fibers, and is distributing them under the BiTex(R) and Cofil(R) trade names. The Company is continuously researching new methods of producing other types of composite fabrics and the use of new fibers to create them. The Company's introduction of proprietary stitchbonding production processes in 1990 enabled composite reinforcement fabrics to compete more successfully with conventional materials by reducing such fabric's manufacturing costs, which previously were prohibitively high. The Company's composite reinforcement fabrics permitted a reduction in the quantity of fibers used and the consequential reduction in the quantity of resin required, leading to significant reductions in cost for equivalent mechanical performance. The Company believes that it is currently the only supplier of composite reinforcement fabrics which develops and manufactures its own production equipment. The Company's proprietary production processes allow it to offer composite reinforcement fabrics of varying weights, widths and fiber orientations, and allow fabric production at unrivaled efficiencies. Furthermore, these fabrics can be engineered to respond to a customer's specific requirements. The Company's experience indicates that these proprietary processes can be successfully applied to other base materials, allowing for production of reinforcement fabrics from various carbon, aramid and other fibers. The Company's current output is presently used by end-product manufacturers to build a wide range of products, including boats, diving boards, snowboards, swimming pools, truck bodies and corrosion sensitive vessels.

         Engineered composite reinforcement fabrics offer significant advantages over other currently used materials:

o STRENGTH-TO-WEIGHT RATIO. Composite products render a strength-to-weight ratio much higher than that of steel, wood or concrete. Composite reinforcement fabrics are uncommonly strong for their weight and density.

     Use of these materials in transportation industries provides for substantial fuel savings and greater payload capacity. The marine market is the most mature of the industries currently using composite reinforcement fabrics. Truck and railcar manufacturers are developing bodies made out of these materials. Furthermore, due to their inherent strength-to-weight ratio, construction materials can be built from reinforcement fabrics in both load and no-load designs and in shapes too complex to be built from much heavier metals. The Company is working in a joint development project to develop products for infrastructure applications such as bridges and reinforced column wrapping for earthquake protection. See "Business-Joint Projects."

o LONGER LIFE-CYCLE. Products produced from composite reinforcement fabrics do not rust or rot, are chemically inert, non-conductive and generally maintenance free, making their life-cycles significantly longer than those of steel, concrete or wood. These features allow use of composite reinforcement fabrics in environmentally corrosive situations, such as salt water immersion or highway construction. Accordingly, these products are increasingly used in finished products such as marine pilings, telephone poles, one-piece septic tanks, guardrails, building columns, bridge columns, and bridges. The housing industry is using these materials in construction, both residential and commercial.

o GREATER SAFETY. Products produced with composite reinforcement fabrics do not suffer from the disintegration failures suffered by steel and concrete. Moreover, composite materials offer significantly greater high-energy impact absorption, and their one-piece fabrication means that no weak seams need to be introduced into the part. The Company is working with its customers to develop products made from composite reinforcement fabrics which will offer non-varying mechanical strength and stiffness through the entire life-cycle of the product, and to lower the risk of continuous deterioration and degradation of strength, which can be caused by metal fatigue in steel or environmental erosion in concrete. These tougher products are being developed for use in automotive and highway safety applications, structural support, and as components of deep-sea oil drilling platforms.

o DESIGN AND PROCESS FREEDOM AND EFFICIENCY. Composite reinforcement fabrics can be molded in tremendously flexible ways, allowing the creation of complex parts. Manufacturers assembling final products using these materials are able to use one part, formed in a complex shape, instead of having to use two or more simpler parts formed from metals. This obviously results in significant cost savings, in both material and labor costs. Architecturally, designers can create shapes that would not otherwise be buildable from conventional construction materials. Furthermore, many final products, through weight savings, can be installed in one piece, such as septic tanks. Other ongoing projects include the development of on-site fabrication of parts using new injection molding and bonding techniques.

o ENVIRONMENTAL BENEFITS. Use of the Company's stitchbonded products reduces the amount of resin required to manufacture the end-product, resulting in the decreased release of volatile organic compounds by end-product fabricators. The use of composite reinforcement fabrics in products which substitute for wood, steel or concrete can diminish the amount of chemicals released in the environment. For example, marine pilings and telephone poles constructed of composite materials would not be treated with arsenic or other toxic substances presently required to provide adequate product cycle life to wood products. Due to their high strength-to-weight ratios, composite reinforcement fabrics offer the transportation industry substantial fuel savings and permit the transport of greater payloads due to increased truck capacity. The construction industry is starting to use these fabrics as a shield from noise, heat, weather, and electro-magnetic interference. These products can be highly insulating, in addition to their chemically non-reactive nature, making them ideal for use as pipes, tanks and ducting, especially in corrosive situations. The paper and petrochemical industries are starting to use these types of products in hostile environments.

PRODUCT ENGINEERING, MANUFACTURING AND DEVELOPMENT

         The Company believes that its strongest competitive advantage is its technical and developmental know-how. The principal reasons for its progress in technical development thus far are the quality of its product design and its engineering and manufacturing capabilities. These capabilities enable the
Company to design and engineer products that meet or exceed end-product manufacturers' performance and reliability specifications. The Company believes that it has created and will continue to create know-how and technology to manufacture products at lower costs than its competitors by pursuing its engineering and manufacturing development in-house. The quality of the technology and know-how of a business or product line is an important factor in the Company's evaluation of potential acquisition candidates.

         The Company's operations utilize current-generation computer systems for product design and documentation as well as for performance testing. A key to the Company's ability to reduce manufacturing cost has been the reduction of direct labor through the introduction of its proprietary single-step, automated or semi-automated manufacturing processes.

         The Company believes that its ability to produce fabric in a single step at 20 feet/minute is the fastest in the composite reinforcement fabrics industry. It also believes that it has the unique capacity to produce quadraxial reinforcements over 100 inch wide in a single step. The Company's proprietary capabilities allow composite reinforcement fabrics to be produced by continuously placing reinforcement fibers in layers at different angular orientations and concurrently stitching them together to achieve certain desired properties, depending upon the application, such as greater carrying capability and corresponding strength. The Company's machines are capable of producing reinforcements in five different directions/orientations and planes or any combination thereof.

         The Company has continued to build on the success of its BiTex(R) product line, and has introduced the following product and process innovations:

o    First commercial binderless mat production process introduced in 1990;

o    First single-step quadraxial products introduced in 1992;

o    First 100+ inch wide single-step quadraxial fabrics commercialized in 1993;
     and

o    First 150 inch 0-90(degree) binderless mat product commercialized in 1994.

         The Company invests in product development to meet and anticipate customer requirements. The Company also undertakes end-product
manufacturer-sponsored   or  joint  sponsored  product  development   contracts.
Accordingly, the Company's development activities are generally product or program specific.

         Certain of the Company's current research and development activities are directed toward producing new processing equipment which can manufacture in a single step composite reinforcement fabrics double the weight of those currently produced by the Company.

         Certain other of the Company's research and development activities are focused upon manufacturing processes and equipment so that the Company might produce certain end-user products. Such equipment may mold or "net-shape" composite fabrics into specific shapes or continuous forms such as piping or tubular structures on-site.

MARKETING AND SALES

         The Company's competitive position in the marketplace is dependent upon its continuing ability to design innovative processes to generate products for specific composite fabricator applications. The Company's marketing philosophy is to have a team of employees work directly with prospective and active composite fabricators. The Company markets its products primarily through its own marketing and sales force directly to composite fabricators either individually or at trade shows.

         Although 85%, 89% and 78% of the Company's sales were made through four distributors in 1993, 1994 and 1995 respectively (GLS Corporation, M.A. Hanna Resin Distribution, Plastic Sales, Inc. and RP Associates), each distributor is comprised of a subset of multiple regional distributors. In 1993, 1994 and 1995 the Company made 2.0%, 4.3% and 9.8%, respectively of its sales directly to composite fabricators.

         Management believes that the key to the Company's sales and marketing strategy is the development of long-term relationships with end-product manufacturers through its team approach of combining product development and sales. The Company's production and sales managers work with sales staff in all markets to develop products for particular end-product manufacturers.

SUPPLY

         There are only three significant suppliers from which the Company may purchase its fiberglass requirements: PPG Industries, Inc., Owens-Corning Fiberglass, Inc. and Vetrotex. The Company has a contract with Vetrotex which expires in August 1996 pursuant to which Vetrotex must supply and the Company must purchase 90% of its fiberglass requirements. In the case where Vetrotex may be unable to satisfy fully the requirements set forth by such contract, the Company is free to purchase its remaining fiberglass needs from other vendors. Vetrotex currently supplies approximately 80% of the Company's requirements, and the Company believes that it is a significant purchaser of fiberglass strands from Vetrotex. The Company and Vetrotex have mutually expressed an interest in negotiating an extension of the current supply contract. The Company is also negotiating with additional vendors to ensure a continued supply of fiberglass for its production needs. The Company's ability to operate and to grow is dependent upon its ability to obtain an adequate supply of fiberglass.

BACKLOG

         Backlog as of June 30, 1996, was $1,200,000, or approximately 3 weeks of sales. Backlog as of June 30, 1995, was approximately $3,000,000, or approximately two months of sales. In June 1995, over $1,500,000 of the backlog consisted of orders that were past their shipping date as a result of capacity and raw material constraints present in the market at the time. This caused distributors and customers to hedge against future shortages and place additional orders, which drove the backlog to very high levels. In the second quarter of 1996, backlog returned to more historic levels.

JOINT PROJECTS

         In February 1995, the Company entered into a Collaborative Agreement with E.I. DuPont de Nemours and Company, Inc. ("DuPont"), Hardcore Composites Ltd. ("Hardcore"), The Dow Chemical Company and Johns Hopkins University under the Federal Advanced Technology Program to develop agile heavyweight composites for large civil bridge infrastructure applications. For its part in the cooperative project, the Company was awarded $750,000 over three years as part of a $13.5 million grant from the U.S. Department of Commerce and the National Institute of Standards and Technology. The project is directed toward the study of the manufacturing competency of composites produced with Seeman Composite Resin Infusion Molding Process (SCRIMP) technology (a process of layering dry fabric and drawing resin through the layered fabric with the use of vacuum pressure) and their ability to increase the life of large structures such as bridges, while reducing such structures' cost and weight. The Company believes that the project will also assist in the development of cost-effective design and manufacturing technologies for composite materials that can be used to build other large structures which are strong, lightweight, and resistant to corrosion and seismic shock. The Company is the sole supplier of composite fabrics for the project.

         The parties have mutually agreed to protect each other's proprietary information for a period of five years. Any technology jointly developed in the performance of the Collaborative Agreement ("Program Technology") is to be owned jointly by the project participants, with the right to use the same on an unrestricted basis. The Program Technology may also be subject to a non-exclusive, non-transferable paid-up license to the United States government which may not publicly disclose any proprietary information relative to the Program Technology.

         The Company is also involved in a collaboration with Hardcore Dupont Composites LLC ("Hardcore DuPont"), a joint venture between Hardcore and DuPont, wherein the Company provided the engineered composite fabric for the manufacture of two railroad cars using the SCRIMP process. These successful prototypes have permitted the consortium comprised of Hardcore DuPont, Burlington Northern and Trinity Industries to propose a project for the industrial manufacture of railroad cars using the Company's composite fabric.

         In October 1995, the Company began a joint venture project with the University of Maine ("UM") to develop a composite plywood alternative utilizing waste wood fibers from the paper industry. The $170,000 project is funded in part by the Center for Technology Transfer ("CTT"), a non-profit partnership among the Maine Science and Technology Foundation, the University of Maine, the University of Southern Maine, the Maine Technical College System, and certain companies in Maine operating in the metals and electronics industries. Funding for CTT is provided by a grant from the U.S. Department of Energy under its Experimental Program to Stimulate Competitive Research (EPSCoR). The project was undertaken as part of a proposal to develop hybrid (wood and fiberglass) composite structural panels which have commercial application for the construction industry. The goal is to develop products that will be cost competitive with traditional wood products. BTI and UM will individually own the intellectual property rights to any technology developed separately, and will own jointly any intellectual property rights arising from technology developed together. Furthermore, UM agreed to license to BTI any and all of its intellectual property rights arising from the project, on an exclusive, world-wide, and reasonable basis. CTT will be entitled to the payback of up to $113,587 from profits generated from commercial products created by the project.

         The Department of Defense has awarded funding through the 1995 Defense Experimental Program to Stimulate Competitive Research (DEPSCoR) to the University of Maine relative to a study of the dynamics of thick composite structures. BTI has agreed to provide industrial composite expertise, laminate engineering, reinforcement materials, composite fabrication through subcontracts, and participation through analytical reviews and program management reviews. This project will provide valuable experience, evaluation, and modeling development for the use of BTI heavyweight fabrics in the Naval, off-shore oil, sub-marine and waterfront infrastructure materials markets.

         The Company is currently working with ASEA Brown Boveri S.A. ("ABB") in ABB's development of a full range of composite well head covers and pipe protection structures for the offshore oil and gas industry constructed from advanced engineered composite reinforcement fabrics. These lightweight structures range in size up to 90' by 90' by 90' and would replace corrosion-prone heavy steel structures.

         The Company is also negotiating with Norsk Hydro A.S., one of the largest North Sea oil operators, towards making greater use of composite structures in the off-shore oil industry.

COMPETITION

         The Company's principal competitors are producers of woven reinforcement fabrics and other producers of stitched or knitted reinforcement products. Competition is based on price, product performance and customer support. The Company's continued success will depend in part on its ability to continue to develop and introduce cost competitive quality products that meet or exceed end-product manufacturer requirements.

         There  is  no   competitor   that   manufactures   products   that  are
substantially similar to or competitive with all of the Company's products. However, there are competitors for each of the Company's products and the Company believes that there are only three companies that have significant shares of the stitched or knitted reinforcement markets. These are Advanced Textiles, Inc., a division of Burlington Industries Inc., Johnston Composite Industries, a subsidiary of Johnston Industries Inc. and Knytex, a joint venture between Owens-Corning Fiberglass and Hexcel Corporation. The Company believes that it has one of the largest shares of the United States market for knitted or stitchbonded (non-crimped) composite reinforcement fabrics.

EMPLOYEES

         As of August 1, 1996, the Company had 64 full time employees, of whom 48 were employed in engineering and manufacturing, five in sales and marketing and 11 in administrative and management functions. No employees are represented by unions.

PROPERTIES

         The Company's executive offices and manufacturing/warehouse facility is located in a facility in Brunswick, Maine, of approximately 50,000 square feet which was completed in March 1996. The Company leases the property from Brunswick Development Corporation ("BDC"), a Maine corporation wholly owned by the town of Brunswick. The Company's lease is for a term of 10 years and commenced on January 1, 1996, with an option to extend the term for one additional five-year period. The Company also has an option to purchase the facility at any time between the conclusion of the fifth year of the current lease and the end of the lease, at an option price equal to the greater of fair market value of the facility or the residual debt payable by BDC on the bonds issued to finance the construction of the facility. The Company may, however, consider the purchase of the property prior to the option date. The rent for the facility is $181,500 annually for the first five years of the lease; the lease provides for periodic scheduled rent increases, with a final annual rent of $206,000 for the last year of the current lease.

         The Company also maintains 10,400 square feet of warehouse space at another location in Brunswick, Maine, for which it pays rent of $44,495 per year.

INTELLECTUAL PROPERTY

         Although the Company has three registered trademarks and owns two patents relating to its product, the Company relies almost entirely upon unpatented technology in its production processes. The Company relies in part upon state and federal trade secrets and unfair competition laws to protect its intellectual property. Management's philosophy is to patent only those processes as to which the process may be determined when analyzing the product produced. There can be no assurances that the Company can adequately protect its rights in such unpatented proprietary technology or that others will not independently develop substantially equivalent or better proprietary information or techniques, or otherwise gain access to the Company's proprietary technology or disclose such technology. The Company will seek additional protection for newly developed intellectual property as deemed appropriate. One patent relates to a bound and structurally reinforced thermoplastic multi-layer composite fabric which is moldable. No product has yet been commercialized. Although the other patent relates to a manufacturing process commercialized by the Company, management believes that it would be very difficult to assess whether a competitive product was produced by a process which infringes such process covered by the patent.

LEGAL PROCEEDINGS

         The Company is involved from time to time in litigation incidental to its business. To the Company's knowledge, the Company is not subject to any material pending legal proceedings.

                                   MANAGEMENT



DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company are as follows:

                                                                                                         DIRECTOR
              NAME                         AGE                           POSITION                          SINCE
              ----                         ---                           --------                          -----

Martin S. Grimnes(1)(2)                    48      Chairman, Chief Executive Officer                         1984
                                                   and Director

David M. Coit (1)(3)                       49      Director                                                  1987

Peter N. Walmsley (1)(3)                   60      Director                                                  1991

Gregory Peters (1)(2)                      50      Director                                                  1995

David E. Sharpe (1)(2)                     54      Director                                                  1993

William M. Dubay                           45      President and Chief Operating
                                                   Officer

Robert R. Fuller                           40      Vice President, Sales

John P. O'Sullivan                         54      Chief Financial Officer and Treasurer

Thomas L. Wallace                          43      Vice President, Manufacturing


- ---------------------
(1)    Messrs.  Coit,  Walmsley,  Peters and Sharpe were elected to the Board of Directors as the  designees of the holders of the  outstanding  Preferred  Stock and Mr.  Grimes was elected as the  designee of the holders of
       Common Stock pursuant to the terms of a Shareholders' Agreement among the Company and its stockholders.  The agreement  terminates upon the closing of the Offering but each of the aforesaid  individuals other than Mr.
       Peters will continue to serve as directors.  Mr. Peters has agreed to resign  effective  with the closing of the Offering and the Board intends to elect Mr. Dubay to the Board of Directors  effective  with the closing of the Offering. Additionally, the Board plans to elect two independent directors effective with the closing of the Offering. See "Certain Transactions" and "Principal Stockholders."

(2)    Member of the Compensation Committee effective as of the closing date of the Offering.

(3)    Member of the Audit Committee effective as of the closing date of the Offering.


         MARTIN S. GRIMNES is the founder of the Company and since the Company's inception in 1984, has served as a director and between 1984 and 1987 as president and treasurer. Mr. Grimnes has been Chairman of the Board since 1987. Mr. Grimnes has a textile engineering degree from the Technische

Akademie e. V. in Hohenstein, Germany and a B.S. in Industrial Management from the University of Vermont. Prior to founding the Company, he was export manager for W. S. Libbey Co. of Lewiston, Maine, an industrial and decorative textile manufacturer (1980 - 1984) and General Manager of Sandvika Veveri A/S of Oslo, Norway, a decorative textile manufacturer (1974-1980).

         DAVID M. COIT has been, since 1986, President of North Atlantic Capital Corporation, a venture capital management company which manages three venture capital funds, including the North Atlantic Venture Fund, L.P., which is a stockholder of the Company. Mr. Coit is also a General Partner with Mr. Peters of North Atlantic Capital Partners, Limited Partnership, which is the General Partner of the venture fund. Previously, Mr. Coit was President of Maine Capital Corporation and an Assistant Vice President for commercial lending of First
National Bank of Boston. Mr. Coit attended Yale University and received his M.B.A. from the Harvard Graduate School of Business Administration.

         PETER N. WALMSLEY has been for more than the past five years, one of two general partners of AMT Associates Ltd., which is the sole general partner of both AMT Venture Partners, Ltd. and JHAM Limited Partnership, which are venture capital funds and stockholders of the Company. During the past five years he has been President and 50% owner of AMT Management, Inc., and also for the last three years, President and sole owner of Newton Delaware, Inc., corporations which manage the two funds. Mr. Walmsley was previously Manager, Acquisitions & Divestitures in the Corporate Plans Department at E.I. DuPont de Nemours & Co., Inc., where he was also responsible for the corporate venture capital activities. Mr. Walmsley received his Ph.D. in chemical engineering at Manchester University in England.

         GREGORY PETERS has been, since 1986, Vice President and Treasurer of North Atlantic Capital Corporation, a venture capital management company, which manages three venture capital funds, including the North Atlantic Venture Fund L.P., which is a stockholder of the Company. Mr. Peters is also a General Partner with Mr. Coit of North Atlantic Capital Partners, Limited Partnership, which is the General Partner of the venture fund. Mr. Peters is a general partner of two other venture capital funds. He also has an operations and sales background having been a Vice President and General Manager of a computer peripheral company (1981 - 1982) an Eastern Regional Sales and Operations Manager for Rossignol Ski Company, Inc. (1978 to 1980) and a Vice President of International Sales and Marketing for a $20 million consumer electronics company (1975 - 1977). Mr. Peters is a graduate of Harvard University and holds an M.B.A. from the Harvard Graduate School of Business Administration.

         DAVID E. SHARPE has been employed in management or executive positions for Vetrotex and its affiliates for more than 22 years, most recently serving since 1989 as vice president of sales and marketing of Vetrotex. Vetrotex is a stockholder of the Company and a major supplier of raw materials thereto. Mr. Sharpe is a member of the Board of the Composites Institute of the Society of the Plastics Industry, Inc. He holds a B.S. in biology and chemistry from Otterbein College in Westerville, Ohio and an M.B.A. with distinction, in finance and economics from New York University.

         WILLIAM M. DUBAY has been employed by the Company since May 1989 and has served as President and Chief Operating Officer since November 1991. Mr. Dubay received a B.A. in Business Education (cum laude) from Thomas College in Waterville, Maine, and prior to his employment by the Company was Manager of

Provider Services for Blue Cross/Blue Shield of Maine (November 1987 through April 1989) and from June 1981 through August 1987 was employed by Sabre Yachts in South Casco, Maine, a nationally known manufacturer of premium quality sailing yachts, where he earned successive promotions to Senior Manager, Manufacturing.

         ROBERT R. FULLER has served as Vice President, Sales, since 1993 and has been with the Company since 1990. Mr. Fuller received his B.S. in engineering-naval architecture from the University of Michigan in Ann Arbor. Prior to his employment with the Company, Mr. Fuller founded and was Chief Executive officer of Advanced Sail Concepts, a ship design firm located in Massachusetts and North Carolina. He has also served as a naval architect and project manager with General Dynamics in Quincy, Massachusetts.

         JOHN P. O'SULLIVAN has served as Chief Financial Officer of the Company since October 1994 and as Treasurer since March 1995. From January 1979 to April 1994, Mr. O'Sullivan was Vice President, Finance and Administration for Bangor Hydro Electric Co. in Bangor, Maine. Between 1975 to 1978, he served as Commissioner of Finance and Administration (the Chief Financial Officer) for the State of Maine. Mr. O'Sullivan is both a Certified Management Accountant and a Certified Public Accountant, and received his B.A. in economics from the College of the Holy Cross and his M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

         THOMAS L. WALLACE has served as Vice President, Manufacturing since January 1994. Prior thereto he was Manufacturing Manager for Personal Electronics in Manchester, N.H. from March 1992 through December 1993, Director of Quality Assurance for AM Technologies in Manchester, N.H. from August 1991 until March 1992 and Director of Operations for Summa Four, also in Manchester, N.H. from May 1983 until August 1991. Mr. Wallace received his B.S. in business management (with honors) from Franklin Pierce College and has completed various M.B.A. courses at the University of New Hampshire.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board maintains a Compensation Committee and during the year ended December 31, 1995, Messrs. Grimnes, Peters and Sharpe served on the Committee. The Board also maintains an Audit Committee and during the year ended December 31, 1995, Messrs. Coit and Walmsley served on the Committee. The Board has no nominating committee. The Audit Committee reviews the results of operations of the Company with the officers of the Company who are responsible for accounting matters and, from time to time, with the Company's independent public accountants. The Compensation Committee reviews and evaluates the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company, and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers the Company's Stock Option Plans.

COMPENSATION OF DIRECTORS

         Following the closing of the Offering, Directors who are not employees of the Company or affiliated with or related to a principal stockholder of the Company will be paid an annual retainer of $2,000, payable quarterly, a fee of $500 for each Board or committee meeting attended and will be granted an option to purchase 6,000 shares of Common Stock exercisable at the Offering Price, which option will vest in three equal tranches over a three year period so long as the individual remains a director. All Directors are reimbursed by the Company for their out-of-pocket expenses incurred in connection with attendance at Board and committee meetings or otherwise in the performance of their services as a Director. See "Management-Stock Option Plans."

EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the compensation for the year ended December 31, 1995 of the Company's Chief Executive Officer, who was the only executive officer who earned in excess of $100,000 for such year:



                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL                               LONG-TERM
                                                      COMPENSATION                          COMPENSATION
                                                      ------------                          ------------

                                                                          OTHER              SECURITIES
NAME AND                                                                 ANNUAL              UNDERLYING
PRINCIPAL POSITION                 SALARY($)       BONUS($)          COMPENSATION($)           OPTIONS
- ------------------                 ---------       --------          ---------------           -------
Martin S. Grimnes,
 Chairman and Chief
 Executive Officer...                 90,000          2,420                26,229(1)            22,750

- --------------------



                                      -41-



(1) Includes  $20,770 in payments for accrued but unused vacation time,  $3,279 in payments for health insurance, personal use of a company car valued at $1,375 and $865 for paid sick time.

         The Board of Directors of the Company adopted a formula profit sharing plan in September of 1995. A bonus pool was calculated as a percentage of annual net revenue, adjusted by the rate of revenue growth. One-half of this bonus pool was disbursed to management according to the approved plan, while the other one-half of the bonus pool was disbursed to all other employees in an amount directly proportional to their wage level. Messrs. Grimnes, Dubay and Fuller received $3,719.95, $3,347.96 and $2,789.96, respectively, from the 1995 bonus pool. The same profit sharing plan is in effect for 1996.

STOCK OPTION PLANS

         1991 Stock Option Plan. The Company's 1991 Stock Option Plan (the "1991 Plan") was adopted by the Board of Directors and approved by the stockholders of the Company on January 24, 1991. A total of 889,395 shares of Common Stock have been reserved for awards under the 1991 Plan. Pursuant to the 1991 Plan, the Board of Directors is authorized to grant options, in its discretion, to key personnel and directors of the Company. The number of shares, term and vesting schedule for exercise of the options were also determined by the Board of Directors. All options are exercisable at the fair market value of the shares of Common Stock at the time of grant. In the event an optionee's employment or directorship with the Company is terminated, whether voluntarily or involuntarily, his stock option is terminated immediately, except in the event of a voluntary retirement, death or disability, in which event the option is exercisable to the extent vested for a one month period following such termination. In the event of a merger (where the Company is not the surviving entity), dissolution or liquidation of the Company or the sale or exchange of all or substantially all of the Company's assets, each optionee shall be given twenty days prior notice and may exercise their options to the extent vested, but the options will otherwise expire.

         1994 Stock Option Plan. The Company's 1994 Stock Option Plan (the "1994 Plan") was adopted by the Board of Directors and stockholders of the Company on May 25, 1994. A total of 1,060,605 shares of Common Stock have been reserved for awards under the 1994 Plan. Pursuant to the 1994 Plan, the Board of Directors was authorized to grant options, in its discretion, to key personnel, consultants and directors of the Company with all options to be granted for a 10-year term. The number of shares and vesting schedule for exercise of the options are also determined by the Board of Directors. All options are exercisable at the fair market value of the shares of Common Stock at the time of grant. In the event an optionee's employment or directorship with the Company is terminated or he or she ceases to be a member of the Board of Directors of the Company, whether voluntarily or involuntarily, his or her stock option is terminated immediately, except in the event of a voluntary retirement, death or disability, in which event the option is exercisable for a one month period to the extent vested. In the event of a merger (where the Company is not the surviving entity), dissolution or liquidation of the Company or the sale or exchange of all or substantially all of the Company's assets, each optionee shall be given twenty days prior notice and may exercise their options to the extent vested, but the options will otherwise expire.

         At June 30, 1996 18 employees and two outside consultants held options to purchase a total of 1,006,395 shares under the 1991 and 1994 Plans. The



                                      -42-


options are exercisable at prices ranging from $0.0154 to $$0.769, and expire at dates ranging from September 18, 1999 to September 15, 2010. Executive officers of the Company own the following options under the 1991 and 1994 Plans: Mr. Grimnes, options for 266,500 shares, Mr. Dubay, options for 249,600 shares, Mr. Fuller, options for 161,720 shares, Mr. O'Sullivan, options for 39,000 shares, and Mr. Wallace, options for 78,000 shares.

         The following table sets forth grants of stock options to the Company's chief executive officer during the year ended December 31, 1995.




                               OPTION GRANTS TABLE

                                           INDIVIDUAL GRANTS
                                           -----------------
                                                        PERCENT
                                                       OF TOTAL                                             POTENTIAL REALIZABLE
                                                        OPTIONS                                               VALUE AT ASSUMED
                                    NUMBER OF         GRANTED TO                                            ANNUAL RATES OF STOCK
                                   SECURITIES          EMPLOYEES                                             PRICE APPRECIATION
                                   UNDERLYING             IN           EXERCISE                                FOR OPTION TERM
                                     OPTIONS            FISCAL           PRICE         EXPIRATION          ----------------------
         NAME                      GRANTED(#)            YEAR           ($/SH.)           DATE             5%($)        10%($)
         ----                      ----------            ----           -------           ----             -----        ------
Martin S. Grimnes (1)                 22,750             14.58%            $0.77         Sep. 2010            $875       $1,750

- --------------------
(1) Mr.  Grimnes'  options were granted by the Board on September 15, 1995  pursuant to the 1994 Stock Option Plan  discussed above.  These options vest in five  installments  of 4,550 shares each over five years,  commencing on September 14, 1996 and ending on September 14, 2000. Unexercised options expire ten years after the date of vesting of each installment.




                                      -43-





                             PRINCIPAL STOCKHOLDERS

         The following table and notes thereto set forth certain information regarding beneficial ownership of the Common Stock, as of July 31, 1996, by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock, (ii) each of the Company's directors and officers, and (iii) all directors and officers of the Company as a group. The information as to each person has been furnished by such person, and, except as noted, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned.

                                                                                PERCENTAGE OF SHARES
                                                                                 BENEFICIALLY OWNED
                                                                                 ------------------
                                                            SHARES             PRIOR TO      AFTER
                                                      BENEFICIALLY OWNED      OFFERING(1)  OFFERING(1)
                                                      ------------------      -----------  -----------

NAME AND ADDRESS OF
 BENEFICIAL OWNER
 ----------------
North Atlantic Venture                                   2,757,004             39.49%        29.86%
  Fund, L.P.(2)
  70 Center Street
  Portland, ME 04101

Vetrotex CertainTeed Corp.(3)                            1,363,620             19.53%        14.77%
  750 E. Swedesford Rd.
  Valley Forge, PA 19482

AMT Venture Partners Ltd.(4)                               654,023              9.37%         7.08%
  10929 Wickshire Way
  Rockville, MD 20852

Martin S. Grimnes*                                         631,800              9.05%         6.84%
  43 Bibber Parkway
  Brunswick, ME 04011

David M. Coit*(2)                                             -                  -             -
  70 Center Street
  Portland, ME 04101

Gregory B. Peters*(2)                                         -                  -             -
  70 Center Street
  Portland, ME 04101

David E. Sharpe*(3)                                           -                  -             -
  750 E. Swedesford Rd.
  Valley Forge, PA 19482

Peter N. Walmsley*(4)                                         -                  -             -
  10929 Wickshire Way
  Rockville, MD 20852

William M. Dubay                                           215,800              3.09%         2.38%
  43 Bibber Parkway
  Brunswick, ME 04011



                                      -44-


Robert R. Fuller                                           125,320              1.79%         1.36%
  43 Bibber Parkway
  Brunswick, ME 04011

Thomas L. Wallace                                           41,600              +               +
  43 Bibber Parkway
  Brunswick, ME 04011

John P. O'Sullivan                                           7,800              +               +
  43 Bibber Parkway
  Brunswick, ME 04011

All Directors and Officers                               1,022,320             14.64%        11.07%
  as a group (9 persons)(2)(3)(4)(5)

- ---------------------
*    Member of Board of Directors of the Company.

+    Less than 1%.


(1)      The number of shares of Common Stock deemed outstanding prior to the Offering includes:  (i) the aggregate amount of 5,187,130 shares of Common Stock, including Common Stock issued upon the conversion of Preferred
         Stock,  outstanding as of July 31, 1996,  (ii) 1,534,181  shares of Common Stock issuable upon exercise of the common stock purchase warrants and employee stock options which will be exercisable  within 60 days of
         July 31,  1996 and (iii)  260,544  shares of Common  Stock to be issued to holders of  Preferred  Stock in payment of accrued  dividends upon  conversion of the Preferred  Stock to Common Stock  effective with the consummation  of the Offering  (assuming the closing as of September  15,  1996).  The number of shares of
         Common Stock deemed  outstanding  after the Offering  includes the 2,250,000  shares of Common Stock being offered for sale by the Company in the Offering.

(2)      Includes  383,500 shares of Common Stock subject to warrants  currently  exercisable and 119,326 shares in payment of accrued dividends,  subtracting 42,142 shares for cashless exercise of warrants.  Messrs.  Coit and Peters are general partners of North Atlantic Capital Partners, Limited Partnership,  the sole general partner of North Atlantic Venture Fund, L.P. ("NAVF") and have voting control of the shares owned by NAVF.
         Such shares are not included in the shares owned by directors and officers as a group.

(3)      Includes 80,390 shares in payment of accrued dividends. Mr. Sharpe, a director of the Company, is the Vice
         President,  Sales and Marketing,  of Vetrotex. The shares owned by Vetrotex are not included in the shares owned by directors and officers as a group.

(4)      Includes 31,583 shares in payment of accrued dividends.  Mr. Walmsley has been for more than the past five years,  one of two general partners of AMT Associates Ltd., which is a general partner of both AMT Venture
         Partners,  Ltd. ("AMT") and JHAM Limited Partnership,  which are venture capital funds and stockholders of the Company. AMT Associates Ltd. has 100% of the voting powers of the shares owned by AMT. Such shares are not included in the shares owned by directors and officers as a group.

(5)      Includes 625,820 shares of Common Stock subject to options exercisable within 60 days of July 31, 1996.

                              CERTAIN TRANSACTIONS

         In August, 1993, the Company and certain stockholders sold 1,040,000 shares of Series D Convertible Preferred Stock, 139,230 shares of Common Stock, 92,300 shares of Series AA Preferred Stock and 11,700 shares of Series BB Preferred Stock of the Company to Vetrotex for an aggregate cash purchase price of $2,043,000 or approximately $1.59 per share of Common Stock (on an as-converted basis). The purchase price was determined by negotiation between the Company, the selling stockholders, and Vetrotex. Concurrently with the sales transaction, the Company and Vetrotex entered into a three year Supply Agreement which expires August 25, 1996, pursuant to which Vetrotex agreed to sell to the Company and the Company agreed to purchase from Vetrotex not less than 90% of the Company's requirements of fiberglass products. For calendar years 1993, 1994 and 1995, the Company paid Vetrotex $3,213,169, $4,911,399, and $7,809,567 respectively for fiberglass products purchased pursuant to the Supply Agreement. See "Business-Supply."

         In March 1992 Vetrotex loaned the Company $300,000, on an interest-free basis, to finance the purchase and modification of one stitchbonding machine. Vetrotex obtained a purchase money security interest in the machine. The Company is currently making quarterly payments of $17,500 to Vetrotex. As of July 31, 1996, the remaining debt was $50,000.

         The Restated Articles of Incorporation of the Company provide in the designations of rights and preferences of the Series AA Convertible Preferred Stock, Series BB Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock that the holders of the Series AA and BB stock shall have the right, voting as a class, to elect one director of the Company, the holders of the BB, C and D stock, each voting as a separate series, are entitled to elect one director each, and the holders of Common Stock shall have the right to elect one director. Pursuant to these rights, Messrs. Coit, Peters, Sharpe and Walmsley have been elected to the Board of Directors by the holders of Preferred Stock. All series of Preferred Stock will automatically convert to Common Stock upon the consummation of the Offering and the rights of the Preferred Stockholders to elect directors described above shall terminate.

                          DESCRIPTION OF CAPITAL STOCK

         Upon the closing of the Offering, the Company will be authorized to issue 20,000,000 shares of Common Stock, $0.0001 par value, and 1,000,000 shares of preferred stock, $10.00 par value ("New Preferred Stock"). The Company's authorized Series AA, Series BB, Series C and Series D Preferred Stock will automatically convert to Common Stock upon closing of the Offering. Upon such closing, 7,697,674 shares of Common Stock will be outstanding and no shares of New Preferred Stock.

COMMON STOCK

         The following summary description of the Common Stock is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation.

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of all liabilities. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued against the consideration set forth in this Prospectus, will be, fully paid and nonassessable.

RECAPITALIZATION

         Immediately prior to the commencement of the Offering, all outstanding no par common stock will be converted into $0.0001 par Common Stock. As of the closing of the Offering, each share of the Company's four series of outstanding Preferred Stock will convert to 65 shares of Common Stock $0.0001 par value. Furthermore, each holder of such Preferred Stock is entitled to receive cumulative dividends upon conversion. Such holders of Preferred Stock will receive an aggregate of 260,544 shares of Common Stock in payment of an estimated $1,823,810 in accrued cash dividends as of September 15, 1996.

PREFERRED STOCK

         The Board of Directors has the authority to issue the New Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action of the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any New Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of its New Preferred Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE.

         Sales of substantial amounts of Common Stock in the public market following the completion of the Offering could have an adverse effect on the market price of the Common Stock. There will be 7,697,674 shares of Common Stock outstanding immediately after the Offering, including the 2,250,000 shares offered hereby. Upon completion of the Offering, all of the shares of Common Stock offered hereby will be eligible for public sale without restriction, except for shares purchased by affiliates (those controlling or controlled by or under common control with the issuer and generally deemed to include officers and directors) of the Company. The 5,447,674 shares of Common Stock that will be owned by the Company's current stockholders following the Offering, including
(i) the 4,603,560 shares of Common Stock to be issued to existing holders of Preferred Stock upon conversion of their shares of Preferred Stock and (ii) the 260,544 shares of Common Stock (estimated as of September 15, 1996) to be issued to such holders in payment of accrued dividends concurrently with the completion of the Offering (the "Dividend Shares"), are "restricted securities," as that term is defined under rule 144 promulgated under the Securities Act of 1933, as amended, (the "Securities Act"). Additionally, there will be outstanding as of the closing of the Offering, options and warrants to purchase an aggregate of 1,534,181 shares of Common Stock which, when issued in accordance with the terms of such options and warrants, will be restricted shares under the Securities Act.

         Subject to the volume limitations of Rule 144, all of such shares (other than the Dividend Shares) will be eligible for sale under Rule 144 beginning 90 days after the commencement of the Offering, subject to the "lock-up" agreement described below. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with such affiliate), who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent (1%) of the total number of outstanding shares of the same class or, if the Common Stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above. Beginning on the commencement of the Offering, 5,447,674 shares of Common Stock would be eligible for sale under Rule 144(k).

         In addition, 1,006,395 shares of stock underlying options outstanding as of July 31, 1996, would be salable under Rule 701 promulgated under the Securities Act if sold in compliance with Rule 144, 90 days after the commencement of the Offering, subject to general volume limitations imposed on aggregate amounts sold in reliance on the Rule. The 527,786 shares underlying the outstanding warrants would be salable under Rule 144 two years after their respective dates on which such warrants are exercised.


REGISTRATION RIGHTS

         The holders of all outstanding shares of Common Stock have been granted registration rights by the Company pursuant to which they may as a group on two occasions demand that the Company register the resale of all or a portion of their Common Stock and may otherwise "piggyback" upon certain registrations by the Company of its securities. All stockholders have agreed to waive their registration rights to participate in the Offering and not to exercise their rights during the 13 months following the closing date of the Offering.


LOCK-UP AGREEMENTS

         The holders of all shares of Common Stock, Options and Warrants outstanding immediately prior to the consummation of the Offering have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of thirteen months from the commencement of the Offering without the prior written consent of the Representative of the Underwriters. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

         Under the terms and subject to the conditions set forth in an underwriting agreement (the "Underwriting Agreement") between the Company and

Josephthal Lyon & Ross Incorporated (the "Representative"), the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase the respective number of shares of Common Stock set forth opposite its name below:

                                                            NUMBER OF
UNDERWRITER                                                  SHARES
- -----------                                                  ------

Josephthal Lyon & Ross Incorporated...............



  Total...........................................          2,250,000

         In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the shares of Common Stock offered hereby if any such shares are purchased. In the event of a default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, such commitments of the non-defaulting Underwriter may be increased or the Underwriting Agreement may be terminated.

         The Underwriters, for whom Josephthal Lyon & Ross Incorporated is acting as the representative (the "Representative"), have advised the Company that they propose initially to offer the shares of Common Stock offered hereby to the public at the public offering price per share set forth on the cover page of this Prospectus. The Underwriters may allow a concession of not more than $_______ per share to selected dealers; and the Underwriters may allow, and such dealers may reallow, a discount not in excess of $_______ per share on sales to certain other dealers. After the initial public offering, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters. The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

         The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

         The Company has granted to the Underwriters an option to purchase up to 337,500 additional shares of Common Stock, solely to cover over-allotments, if any, exercisable within 45 days after the commencement of the Offering, at the initial public offering price per share of Common Stock offered hereby, less underwriting discounts.

         The existing holders of all of the shares of the Common Stock have agreed not to sell or otherwise dispose of their shares of Common Stock during the thirteen month period following the commencement of the Offering.

         The Company has granted the Representative the right to designate for election one person to the Company's Board of Directors until such time as AMT Venture Partners Ltd. and North Atlantic Venture Fund, L.P. no longer hold in excess of 80% of their current shareholdings in the Company. In the event the Representative elects not to exercise this right, then it may designate one person to attend Board of Directors' meetings as an observer.

         The Company has agreed to pay the Representative a non-accountable expense allowance of 0.75% of the gross proceeds of the Offering ($118,250 if the Over-allotment Option is not exercised and $135,844 if the Over-allotment Option is exercised in full), none of which has been paid to date. The Company also has agreed to pay all expenses in connection with registering or qualifying the shares offered hereby for sale under the laws of the states in which shares are sold by the Underwriters (including expenses of counsel retained for such purposes by the Underwriters, not to exceed $15,000). Further, the Company has agreed to reimburse the Underwriters for certain accountable expenses relating to the Offering, none of which has been paid to date.

         In addition, the Company has entered into a Financial Advisory Agreement with the Representative pursuant to which the Representative has been engaged, for a twelve month period ending in June 1997, to render a valuation of the Company and/or certain of its components and to provide consulting advice as an investment banker as shall be agreed to from time to time by the Company and the Representative. The Agreement does not require that the Representative devote a specific amount of time to the performance of its duties thereunder. As compensation for the Representative's services under the Financial Advisory Agreement, the Company has agreed to pay $60,000 for the six month period commencing as of June 1, 1996, payable in monthly installments of $10,000. To date the Company has paid the Representative $20,000. Under the Agreement the Company has also granted the Representative five year warrants to purchase
157,500 shares of Common Stock at an exercise price equal to 120% of the purchase price for shares of Common Stock in the Offering. In the event that the Representative originates a financing or a merger, acquisition, joint venture or other transaction to which the Company is a party, the Representative will be entitled to receive a finder's fee in consideration for origination of such transaction.

         Prior to the Offering, there has been no market for the Common Stock of the Company. Accordingly, the initial public offering price has been determined by negotiations between the Company and the Underwriters. Among the factors considered in determining the initial public offering price are the Company's results of operations, the Company's current financial condition, its future prospects, the state of the markets for its products and services, the experience of its management, the economics of the industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to the Company.

         The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. See "Additional Information."

                             CHANGES IN ACCOUNTANTS

         In July 1995, the Company advised KPMG Peat Marwick LLP ("Peat Marwick") that it would no longer retain the firm as independent accountants due to the closing of Peat Marwick's office in Portland, Maine. The reports of Peat Marwick for the previous years (1994 and 1993) did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended by the Company's Audit Committee and approved by the full Board of Directors. During the periods reviewed by Peat Marwick there were no disagreements with Peat Marwick on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of Peat Marwick, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Coopers and Lybrand L.L.P. was engaged by the Company as its independent accountants in July 1995.

                                  LEGAL MATTERS

         The validity of the Common Stock offered by the Company will be passed upon for the Company by Eaton, Peabody, Bradford & Veague, P.A., Bangor, Maine. Daniel G. McKay, a member of that firm, is Clerk of the Company. Certain other legal matters with respect to the Company will be passed upon for the Underwriters by Gadsby & Hannah, LLP, Boston, Massachusetts, counsel for the Company. Certain legal matters will be passed upon for the Underwriters by Bingham, Dana & Gould LLP, Boston, Massachusetts.

                                     EXPERTS

         The financial statements for the fiscal year ended December 31, 1995 of the Company included or incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. The financial statements for the fiscal years ended December 31, 1994 and December 31, 1993 of the Company included or incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in its report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules filed therewith, which may be inspected without charge at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and Northeast Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the Registration Statement may be obtained from the Commission from its Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of prescribed fees. The Commission also maintains a Web site at htpp://www.sec.gov, containing reports, proxy and information statements, and other information regarding registrants, including the Company, that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the exhibit filed with the Commission.

         The Company will furnish to its stockholders annual reports containing audited financial statements accompanied by an opinion thereon of an independent public accountant, and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                           GLOSSARY OF TECHNICAL TERMS

Binderless Mat:
         A mat composed of short reinforcing fibers stitchbonded together in random orientations, instead of glued together in the traditional fashion.

Composite Fibers:
         Fibers used to reinforce the resin matrix in composite construction.

Knitting:
         A bonding technique for fibers in which the fibers are held together by a series of interlocking stitches that do not pass through the fibers.

Laminate:
         Composite material consisting of reinforcing fibers and a resin matrix.

Quadraxial:
         Composite reinforcing material with fibers aligned along four axes, namely 0(degree), 90(degree), +45(degree), and -45(degree).

Resin:
         Liquid substance that solidifies due to either a temperature or chemical change, and which binds reinforcing fibers together to form a laminate.

Stitchbonding:
         A bonding technique for fibers in which fibers are connected by stitches that are sewn through the fibers.

Weaving:
         A traditional method of producing composite fabrics in which fibers pass over and under adjacent fibers as a method of interlocking the fibers.

                          BRUNSWICK TECHNOLOGIES, INC.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                         PAGE
                                                                                         ----

Report of Coopers & Lybrand L.L.P..................................................       F-2

Report of KPMG Peat Marwick LLP....................................................       F-3

Balance Sheets as of December 31, 1994 and 1995 and Unaudited
  Balance Sheet as of June 30, 1996................................................       F-4

Statements of Income for the Years Ended  December 31,  1993,  1994 and 1995 and
  Unaudited Statements of Income for the Six Month
  Periods Ended June 30, 1995 and 1996.............................................       F-6

Statements of Stockholders'  Deficit for the Years Ended December 31, 1993, 1994
  and 1995 and Unaudited Statement of Stockholders'
  Deficit for the Six Month Period Ended June 30, 1996.............................       F-7

Statements of Cash Flows for the Years Ended  December 31,  1993,  1994 and 1995
  and Unaudited Statements of Cash Flows for the Six Month
  Periods Ended June 30, 1995 and 1996.............................................       F-9

Notes to Financial Statements......................................................       F-10





                                       F-1


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
Brunswick Technologies, Inc.:

We have audited the accompanying balance sheet of Brunswick Technologies, Inc., as of December 31, 1995, and the related statements of income, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Brunswick Technologies, Inc. as of December 31, 1994, and for the years ended December 31, 1994 and 1993, were audited by other auditors, whose report dated January 20, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of Brunswick Technologies, Inc., as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

Portland, Maine
January 26, 1996, except for Notes 1 and 11, as to which the date is August 14, 1996



                                       F-2


                          Independent Auditor's Report



The Board of Directors
Brunswick Technologies, Inc.:

We have audited the accompanying balance sheet of Brunswick Technologies, Inc., as of December 31, 1994, and the related statements of income, stockholders' equity, and cash flows for the year ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brunswick Technologies, Inc. as of December 31, 1994 and the results of its operations and its cash flows for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP
KPMG PEAT MARWICK LLP

Boston, Massachusetts
January 20, 1995



                                       F-3


                          BRUNSWICK TECHNOLOGIES, INC.
                                 BALANCE SHEETS



                                     ASSETS


                                                                  DECEMBER 31,                         JUNE 30,
                                                                  ------------                         --------
                                                           1994                  1995                    1996
                                                          ------                ------                  -----
                                                                                                     (UNAUDITED)
Current assets:
  Cash                                                  $    2,806           $  117,959               $      952
  Accounts receivable, net of
       allowance for doubtful
       accounts of $12,365 in 1994,
       $7,287 in 1995, and $12,945
       in 1996                                             942,446            2,013,699                1,423,336
  Inventories                                            1,325,804            1,429,864                2,629,608
  Refundable income taxes                                       -                16,000                       -
  Deferred income taxes                                         -               306,700                  190,100
  Other current assets                                      68,117              119,801                  159,239
                                                           -------             --------                 --------

            Total current assets                         2,339,173            4,004,023                4,403,235
                                                        ----------           ----------               ----------

Property, plant and equipment:
  Furniture and fixtures                                   125,051              212,861                  291,844
  Leasehold improvements                                   255,256              271,595                  310,442
  Machinery and equipment                                3,709,607            4,475,800                4,683,641
  Vehicles                                                  52,004               60,678                   62,678
                                                           -------              -------                  -------

                                                         4,141,918            5,020,934                5,348,605

  Less accumulated depreciation
       and amortization                                   (885,463)          (1,261,881)              (1,464,274)
                                                         ----------          -----------              -----------

            Net property, plant and
            equipment                                    3,256,455            3,759,053                3,884,331
                                                        ----------           ----------               ----------

Other assets, net                                           68,926              103,470                   99,655
                                                           -------             --------                  -------

                                                       $ 5,664,554          $ 7,866,546              $ 8,387,221
                                                       ===========          ===========              ===========




                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                        PART OF THE FINANCIAL STATEMENTS.

                                       F-4

                          BRUNSWICK TECHNOLOGIES, INC.
                                 BALANCE SHEETS
                      LIABILITIES AND STOCKHOLDERS' DEFICIT


                                                                  DECEMBER 31,                          JUNE 30,
                                                                  ------------                          --------
                                                           1994                  1995                     1996
                                                          ------                ------                   -----
                                                                                                      (UNAUDITED)
Current liabilities:
  Bank overdraft                                        $  119,216           $  216,622               $  443,019
  Note payable to bank                                      80,000                   -                   387,000
  Current installments of long-
       term debt                                           129,251              179,162                  139,426
  Current obligations under
       capital leases                                        1,625                2,620                       -
  Accounts payable-trade                                 1,209,484            2,324,870                1,742,630
  Accrued expenses                                         168,943              344,030                  175,925
  Income taxes payable                                          -                32,000                   23,474
                                                               ---              -------                  -------

          Total current liabilities                      1,708,519            3,099,304                2,911,474
                                                        ----------           ----------               ----------

Long-term debt, excluding current
  installments                                           1,177,044            1,036,471                1,364,264
Deferred income taxes                                           -                32,600                   50,000

Commitments

Convertible preferred stock                              5,537,717            6,069,530                6,338,757
                                                        ----------           ----------               ----------

Stockholders' deficit
  Preferred stock, $10 par value;
    1,000,000 shares authorized,
    none outstanding
  Common stock, $0.0001 par value;                               -                    -                        -
       20,000,000 shares authorized,
       583,750 outstanding                                      54                   58                       58
  Additional paid-in-capital                               392,590              410,261                  410,461
  Treasury stock, 6,500 shares at cost                          -                (5,000)                  (5,000)
  Accumulated deficit                                   (3,151,370)          (2,776,678)              (2,682,793)
                                                        -----------          -----------              -----------

          Total stockholders' deficit                   (2,758,726)          (2,371,359)              (2,277,274)
                                                        -----------          -----------              -----------

                                                        $5,664,554           $7,866,546               $8,387,221
                                                        ==========           ==========               ==========




                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                        PART OF THE FINANCIAL STATEMENTS.

                                      F-5

                          BRUNSWICK TECHNOLOGIES, INC.
                              STATEMENTS OF INCOME



                                                       FOR THE YEARS ENDED                       FOR THE SIX MONTHS ENDED
                                                           DECEMBER 31,                                   JUNE 30,
                                                           ------------                                   --------
                                              1993            1994            1995                1995              1996
                                             ------          ------          ------              ------            -----
                                                                                               (UNAUDITED)       (UNAUDITED)
Net sales                                    $6,376,385     $9,596,578      $15,476,424        $7,002,914        $9,296,802

Cost of goods sold                            4,996,633      7,382,285       11,978,978         5,411,931         7,009,936
                                             ----------     ----------      -----------        ----------        ----------

         Gross profit                         1,379,752      2,214,293        3,497,446         1,590,983         2,286,866

Selling, general and administrative
  expenses                                    1,132,775      1,500,119        2,084,712           960,301         1,323,852
Research and development expenses               124,685        373,955          408,247           178,891           292,241
Moving costs                                         -              -             8,560                -            243,301
Facility repair costs                                -              -           150,000                -           (147,545)
                                                    ---            ---         --------               ---         ----------

         Operating income                       122,292        340,219          845,927           451,791           575,017
                                               --------       --------         --------          --------          --------

Other income (expense):
  Interest expense                                   -         (19,595)        (124,122)          (59,126)          (54,280)
  Miscellaneous, net                            (10,816)        (6,428)          62,800            (4,248)           39,375
                                               ---------       --------         -------           --------          -------
                                                (10,816)       (26,023)         (61,322)          (63,374)          (14,905)
                                               ---------      ---------        ---------         ---------         ---------

         Income before income tax               111,476        314,196          784,605           388,417           560,112

Income tax benefit (expense)                         -              -           121,900            60,360          (197,000)
                                                    ---            ---         --------           -------         ----------

         Net income                          $  111,476     $  314,196      $   906,505        $  448,777        $  363,112
                                             ==========     ==========      ===========        ==========        ==========

Primary:
  Earnings (loss) per common
         share                                  $ (0.55)       $ (0.40)          $ 0.20            $ 0.10            $ 0.05
                                                ========       ========          ======            ======            ======

  Weighted average common
         shares outstanding                     535,730        535,730        1,918,835         1,795,609         1,906,152
                                               ========       ========       ==========        ==========        ==========

Fully diluted:
  Earnings (loss) per common
         share                                     $ -            $ -            $ 0.13            $ 0.07            $ 0.05
                                                   ====           ====           ======            ======            ======

  Weighted average common
         shares outstanding                          -              -         6,782,939         6,659,713         6,770,256
                                                    ===            ===       ==========        ==========        ==========




                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                        PART OF THE FINANCIAL STATEMENTS.

                                       F-6




                          BRUNSWICK TECHNOLOGIES, INC.
                       STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                                                       TOTAL
                                               COMMON STOCK       ADDITIONAL                                          STOCK-
                                          ---------------------     PAID-IN       TREASURY       ACCUMULATED          HOLDERS'
                                          SHARES         AMOUNT     CAPITAL         STOCK          DEFICIT            DEFICIT
                                          ------         ------     -------         -----          -------            -------

Balance at December 31, 1992              487,500          $49      391,685             -          $(2,647,361)      $(2,255,627)

Exercise of common stock options           48,230            5          905                                                  910

Accrual of preferred dividend                                                                         (332,787)         (332,787)

Accretion of preferred stock
  redemption value                                                                                     (70,864)          (70,864)

Net income                                                                                             111,476           111,476
                                          -------       -------     -------       -------             --------          --------

Balance at December 31, 1993              535,730           54      392,590             -           (2,939,536)       (2,546,892)

Accrual of preferred dividend                                                                         (450,120)         (450,120)

Accretion of preferred stock
   redemption value                                                                                    (75,910)          (75,910)

Net income                                                                                             314,196           314,196
                                          -------       -------     -------       -------             --------          --------

Balance at December 31, 1994              535,730           54      392,590             -           (3,151,370)       (2,758,726)

Exercise of common stock
  options                                  25,675            3        3,572                                                3,575

Exercise of warrants to purchase
  common stock                              9,165            1       14,099                                               14,100

Repurchases of common stock                                                          $(5,000)                             (5,000)

Accrual of preferred dividend                                                                         (450,120)         (450,120)

Accretion of preferred stock
  redemption value                                                                                     (81,693)          (81,693)

Net income                                                                                             906,505           906,505
                                          -------       -------     -------          -------          --------          --------

Balance at December 31, 1995              570,570           58      410,261           (5,000)       (2,776,678)       (2,371,359)

Exercise of common stock options           13,000           -           200                                                  200




                                      F-7



Accrual of preferred dividend                                                                         (225,060)         (225,060)

Accretion of preferred stock
  redemption value                                                                                     (44,167)          (44,167)

Net income                                                                                             363,112           363,112
                                          -------      -------     -------           -------       -----------       -----------
Balance at June 30, 1996
  (unaudited)                             583,570         $ 58     $410,461          $(5,000)      $(2,682,793)      $(2,277,274)
                                          =======         ====     ========          ========      ============      ============


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                        PART OF THE FINANCIAL STATEMENTS.

                                       F-8



                          BRUNSWICK TECHNOLOGIES, INC.
                            STATEMENTS OF CASH FLOWS

                                                                  FOR THE YEARS ENDED                     FOR THE SIX MONTHS ENDED
                                                                     DECEMBER 31,                                 JUNE 30,
                                                       ------------------------------------------         ------------------------
                                                         1993            1994              1995             1995            1996
                                                        ------          ------            ------           ------          -----
                                                                                                         (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net income                                          $  111,476       $   314,196      $   906,505        $ 448,777    $   363,112
  Adjustments to reconcile net income
       to net cash (used in) provided by
       operating activities:
    Depreciation and amortization                        141,606           266,574          396,595          196,967        202,393
    Deferred taxes                                            -                 -          (274,100)        (111,313)       134,000
    (Gain) loss on sale of property,
       plant and equipment                                 1,803                -            (4,164)              -              -
    Changes in assets and liabilities:
       (Increase) decrease in accounts
         receivable                                     (264,360)         (156,751)      (1,071,253)        (111,979)       590,363
       (Increase) in inventories                        (180,481)         (617,119)        (104,060)        (221,452)    (1,199,744)
(Increase) decrease in refundable
         income taxes                                         -                 -           (16,000)              -          16,000
       (Increase) decrease in other
         current assets                                  (44,242)           12,883          (51,684)         (13,432)       (39,438)
       Increase (decrease) in accounts
         payable and accrued expenses                    405,502           (21,496)       1,290,473          350,204       (750,345)
       Increase (decrease) in income
         taxes payable                                        -                 -            32,000           45,752         (8,526)
                                                             ---               ---          -------          -------        --------

           Net cash provided by (used in)
           operating activities                          171,304          (201,713)       1,104,312          583,524       (692,185)
                                                        --------         ----------      ----------         --------      ----------

Cash flows from investing activities:
  Purchases of property, plant and
    equipment                                           (993,969)       (1,286,797)        (899,271)        (252,574)      (327,671)
  Proceeds from sale of property,
    plant and equipment                                       -                 -            12,126               -              -
  Increase in other assets                                (1,959)          (48,914)         (36,140)         (20,535)         3,815
                                                         --------         ---------        ---------        ---------        ------

           Net cash used in investing
           activities                                   (995,928)       (1,335,711)        (923,285)        (273,109)      (323,856)
                                                       ----------      ------------       ----------       ----------     ---------

Cash flows from financing activities:
  Bank overdraft                                              -            119,216           97,406           (6,992)       226,397
  Net proceeds (repayments) under line
    of credit                                           (107,246)           80,000          (80,000)         (80,000)       387,000
  Proceeds from long-term debt borrowings                     -          1,100,000               -                -         325,000
  Repayment of long-term debt                           (267,287)         (268,953)         (90,662)         (39,420)       (36,943)
  Net principal repayments under capital
   lease obligations                                     (12,753)           (3,250)          (5,293)          (2,149)        (2,620)
  Proceeds from issuance of common stock
    upon exercise of stock options and
    warrants                                               1,310                -            17,675            3,475            200
  Issuance of convertible preferred stock              1,760,000                -                -                -              -
  Costs related to issuance of convert-
    ible preferred stock                                 (69,938)           (2,724)              -                -              -
  Repurchase of common stock                                  -                 -            (5,000)              -              -
                                                             ---               ---          --------             ---            --

           Net cash provided by (used in)
           financing activities                        1,304,086         1,024,289          (65,874)        (125,086)       899,034
                                                      ----------        ----------         ---------       ----------      --------

           Net increase (decrease) in cash               479,462          (513,135)         115,153          185,329       (117,007)

Cash at beginning of period                               36,479           515,941            2,806            2,806        117,959
                                                         -------          --------           ------           ------       --------

Cash at end of period                                 $  515,941       $     2,806      $   117,959        $ 188,135     $      952
                                                      ==========       ===========      ===========        =========     ==========

Supplemental disclosure of cash flow information:
   Cash paid during the year for:
    Interest (including interest
       capitalized of $53,523 in 1993,
       $36,945 in 1994 and $6,000 in the
       six months ended June 30, 1995)                $   67,091       $    52,552      $   128,276        $  59,455     $   67,191
                                                      ==========       ===========      ===========        =========     ==========

    Income taxes                                         $    -           $     -       $   136,200        $   5,200     $   91,526
                                                         =======          ========      ===========        =========     ==========


During 1995, the Company entered into a capital lease obligation amounting to $6,288 for telephone equipment.




                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                        PART OF THE FINANCIAL STATEMENTS.

                                       F-9





                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)




1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Nature of Business

         Brunswick Technologies, Inc. is a developer and manufacturer of stitchbonded engineered composite reinforcement fabrics made from glass, carbon and other fibers. Its products are used in a diverse range of products, including those used in the marine, automotive, construction, and transportation industries.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Inventories

         Inventories   are  stated  at  the  lower  of  standard   cost,   which
         approximates first-in, first-out cost method, or market.

         Property, Plant and Equipment

         Property, plant and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives as follows:

                                                                  Years
                                                                  -----

                  Furniture and fixtures                          2-15
                  Machinery and equipment                         7-15
                  Vehicles                                         5

         Amortization of capitalized leased assets and leasehold improvements is provided on the straight-line method over the shorter of the lease term or the useful life. Interest expense incurred on borrowings used to finance the construction of production machinery is capitalized and included in the cost basis of the asset.

         Expenditures for maintenance, repairs, and minor replacements are charged to operations while expenditures for major replacements and betterments are added to the property, plant and equipment accounts. When fixed assets are retired or otherwise disposed of, the asset cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in income.



                                      F-10

                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         Accounting for Stock Options and Stock Warrants

         In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123 - Accounting for Stock Based Compensation (SFAS No. 123). This statement requires a fair value based method of accounting for employee stock options and similar equity instruments. It also permits a company to continue to measure compensation expense for such plans as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25). The Company has elected to continue to measure its cost using APB No. 25 and as required, will disclose the impact of SFAS No. 123 in the notes to the December 1996 financial statements.

         Research and Development

         Expenditures for research and development are charged to operations as incurred.

         Organization Costs

         Organization costs are comprised of fees incurred in connection with the organization of the Company. They are stated at cost net of accumulated amortization, computed on a straight-line basis over five years.

         Patents

         Costs associated with securing patents for the Company's products are capitalized and amortized over the shorter period of 17 years, or the estimated useful life.

         Earnings per Common Share

         Primary earnings per common share are computed by dividing net income, after giving effect of the preferred stock dividends and accretion of the mandatory conversion value of preferred stock, by the weighted average number of outstanding common shares during the period, plus when their effect is dilutive, common stock equivalents consisting of shares subject to stock options and warrants. Fully diluted earnings per share additionally assumes the conversion of the outstanding convertible preferred stock but does not reduce net income by the preferred dividends accrued or the accretion of the redemption value.




                                      F-11


                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         Earnings per Common Share, Continued:

         The following table presents information necessary to calculate primary and fully diluted (when not antidilutive), earnings (loss) per share:


                                                              FOR THE YEARS ENDED                       FOR THE SIX MONTHS ENDED
                                                                  DECEMBER 31,                                   JUNE 30,
                                                    --------------------------------------              -----------------------
                                                     1993            1994            1995                1995              1996
                                                    ------          ------          ------              ------            -----
                                                                                                      (UNAUDITED)       (UNAUDITED)
Primary:
  Net income                                          $111,476       $314,196        $ 906,505          $448,777         $ 363,112
  Preferred stock dividend                            (332,787)      (450,120)       ( 450,120)         (225,060)        ( 225,060)
  Accretion of preferred stock
   redemption value                                   ( 70,864)       (75,910)        ( 81,693)         ( 40,847)         ( 44,167)
                                                      ---------       --------        ---------         ---------         ---------

Net income (loss) applicable
  to common stock                                    $(292,175)     $(211,834)       $ 374,692          $182,870          $ 93,885
                                                      =========     =========        =========          ========          ========

Primary earnings (loss) per
  common share:                                        $ (0.55)       $ (0.40)          $ 0.20            $ 0.10            $ 0.05
                                                       ========       ========          ======            ======            ======

Common shares outstanding:
  Weighted average shares
     outstanding                                       535,730        535,730          570,570           554,905           583,570
  Common share equivalents                                  -              -         1,348,265         1,240,704         1,322,582
                                                          ----           ----        ---------         ---------         ---------
  Adjusted common shares
     outstanding                                       535,730        535,730        1,918,835         1,795,609         1,906,152
                                                      ========       ========        =========         =========         =========

Fully diluted:
  Net income                                              $ -            $ -         $ 906,505         $ 448,777         $ 363,112
                                                          ====           ====        =========         =========         =========

Fully diluted earnings:
  Per common shares                                         -              -            $ 0.13            $ 0.07            $ 0.05
                                                           ===            ===            =====             =====             =====

Common shares outstanding
  Weighted average shares                                   -              -           570,570           554,905           583,570
  Common share equivalents                                  -              -         1,348,265         1,240,704         1,322,582
  Conversion of preferred stock                             -              -         4,603,560         4,603,560         4,603,560
  Preferred stock dividend                                  -              -           260,544           260,544           260,544
                                                           ---            ---         --------          --------          --------

  Adjusted shares outstanding                               -              -         6,782,939         6,659,713         6,770,256
                                                           ===            ===        =========         =========         =========





                                      F-12

                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         Stock Split and Authorized Shares

         On August 14, 1996, the Board of Directors approved a 65 to 1 stock split of the Company's common stock to be effective immediately prior to the effective date of the registration statement for the Company's initial public offering. All share and per share amounts have been retroactively restated to reflect this stock split. In addition, the Board approved an increase in the authorized shares of common stock to 20,000,000 shares, to be effective immediately prior to the effective date of the Registration Statement. The Board also authorized the creation of a new undesignated class of preferred stock consisting of 1,000,000 shares, $10 par value.

         Cash and Cash Equivalents

         The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

         Reclassifications

         Certain prior year amounts primarily relating to preferred stock have been reclassified to conform with the presentation used in the June 30, 1996, financial statements. Pursuant to Securities and Exchange Commission regulations, convertible preferred stock has been reclassified outside of stockholders' equity and accrued dividends and an increase in the preferred stock carrying value based on anticipated redemption value have been recorded. As a result, the accumulated deficit has increased by $526,030 and $531,813 at December 31, 1994 and 1995, respectively, and $269,227 at June 30, 1996.

         Unaudited Financial Statements

         The unaudited financial statements as of June 30, 1996, and for the six months ended June 30, 1995 and 1996, have been prepared on the same basis as the audited financial statements and in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial statements and the results of operations for this period.




                                      F-13


                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)



2.       INVENTORIES:

         Inventories consist of the following components:

                                                                 DECEMBER 31,                       JUNE 30,
                                                         1994                  1995                   1996
                                                        ------                ------                  -----
                                                                                                   (UNAUDITED)
         Raw materials                                 $   515,060           $   450,447           $   393,544
         Work in process                                   219,066               324,772               379,001
         Finished goods                                    591,678               654,645             1,857,063
                                                          --------              --------            ----------

                                                       $ 1,325,804           $ 1,429,864           $ 2,629,608
                                                       ===========           ===========           ===========



                                      F-14



                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)




3.       DEBT:

         Long-term debt consists of the following:

                                                                  DECEMBER 31,                   JUNE 30,
                                                                  ------------                   --------
                                                             1994              1995                 1996
                                                             ----              ----                 ----
                                                                                                (UNAUDITED)
5.75% note  payable  to a  financial  institution,
 payable in monthly  installments of principal and
 interest   of   $384,   through   January   1999;
 collateralized by a motor vehicle                         $ 16,824            $ 13,133            $ 11,190

Equipment  loan  payable  to a bank with  interest
 payable  monthly  through  January  31,  1997 and
 principal  amortized over 84 months  beginning on
 March 1, 1997;  collateralized  by all  corporate
 assets                                                   1,100,000           1,100,000           1,425,000

Non-interest    bearing    note   payable   to   a
 shareholder/supplier    payable   in    quarterly
 installments   of  $17,500  through  April  1997;
 collateralized by certain machinery                        172,500             102,500              67,500

8.75% note  payable  with  monthly  principal  and
 interest  installments  of  $548.  The  note  was
 collateralized  by a vehicle and was paid in full
 in December 1995, when the vehicle was sold                 16,971                  -                   -
                                                            -------                 ---                 --
                                                          1,306,295           1,215,633           1,503,690

Less current installments                                  (129,251)           (179,162)           (139,426)
                                                          ---------           ---------           ---------

  Long-term debt, excluding current installments         $1,177,044          $1,036,471          $1,364,264
                                                         ==========          ==========          ==========


The schedule of maturities of long-term debt at December 31, 1995, are as follows:

                   1996                                        $    179,162
                   1997                                             162,480
                   1998                                             143,255
                   1999                                             153,525
                   2000                                             577,211
                                                               ------------
                                                               $  1,215,633
                                                               ============



                                      F-15

                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)



3.       DEBT, CONTINUED:

         On May 30, 1996, the Company renegotiated its existing debt facility with a bank. The new agreement increases the Company's line of credit from $1 million to $1.5 million and increases an equipment term loan from $1.1 million to $1.8 million.

         Borrowings under the line of credit are based on 75% of eligible accounts receivable and 50% of eligible inventory. At the Company's option, interest is charged at either the Bank's prime rate or the London Interbank Borrowing Rate (LIBOR), plus 1.75%. There is a commitment fee of .125% on any unused balance. At June 30, 1996, borrowings under the line of credit amounted to $387,000. The weighted average interest rate of borrowings outstanding at June 30, 1996, was 8.125%. The line of credit expires on June 1, 1997.

         Under the equipment term loan, the Bank will advance 75% of the equipment cost to be acquired. At the Company's option, interest is charged at either the Bank's prime rate or LIBOR, plus 2.25%. Principal on outstanding balances will be repaid in 84 equal installments commencing March 1, 1997. At June 30, 1996, $1,425,000 was outstanding under the equipment term loan and further advances will expire on January 31, 1997.

         The loan agreement contains certain restrictive covenants, including limitations on capital expenditures, debt to equity ratio, debt service coverage and minimum net income. The borrowings under this agreement are collateralized by all corporate assets.

4.       LEASES:

         Commencing January 1, 1996, the Company began leasing a newly constructed manufacturing facility. The lease term is for ten years with an option to renew for an additional five years. The Company has the option to purchase the facility at fair market value at any time between the end of the fifth year of the lease and the end of the lease. In connection with the vacating of its former facility in December 1995, the Company recorded $150,000 as its estimated cost to make repairs to the premises as specified in its lease agreement. However, this estimate was not realized and $147,545 was reversed in June 1996. In connection with the relocation to its new facility, the Company has recorded a separate operating expense for the cost of the move, which includes the rental expense for the old facility for the six months ended June 30, 1996. The Company also has operating leases for equipment and a vehicle. Total rental expense under all operating leases was $147,114, $164,293, and $176,558 for the years ended December 31, 1993, 1994, and 1995, respectively, and $90,600 and $179,138 for the six months ended June 30, 1995 and 1996, respectively.




                                      F-16



                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)



4.       LEASES, CONTINUED:

         The Company has entered into capital lease agreements for various equipment. The net book value of the equipment capitalized under the lease, which is included under property, plant and equipment, was $5,839 at December 31, 1995, and $6,288 at June 30, 1996.

         At  December  31,  1995,   future  minimum  lease  payments  under  all
non-cancelable leases are as follows:

                                                  CAPITAL            OPERATING
                                                   LEASES              LEASES
                                                   ------              ------

         1996                                      $ 2,950           $  273,153
         1997                                           -               184,065
         1998                                           -               181,500
         1999                                           -               181,500
         2000                                           -               181,500
         Thereafter
                                                   -------           ----------
         Minimum future lease payments               2,950           $1,001,718
                                                    ------           ==========

         Less amounts representing interest            330

         Present value of minimum future
           lease payments currently payable        $ 2,620
                                                   =======





                                      F-17


                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)



5.       CONVERTIBLE PREFERRED STOCK (SEE ALSO NOTE 11):

         The Company's convertible preferred stock, no par value consists of four series whose activity is shown in the following table:

                                      SERIES AA                 SERIES BB                 SERIES C                  SERIES D
                                      ---------                 ---------                 --------                  --------
                                  SHARES       AMOUNT      SHARES       AMOUNT       SHARES       AMOUNT      SHARES        AMOUNT
                                  ------       ------      ------       ------       ------       ------      ------        ------

Balance at December 31, 1992       3,657       $216,040    33,167     $1,742,877     18,000      $959,057         -            $ -

Issuance of preferred stock,
  net of costs                                                                                                16,000      1,690,062

Accrual of preferred stock
  dividend                                       18,285                  165,835                   90,000                    58,667

Accretion of preferred stock
  redemption value                               29,845                   18,217                    6,975                    15,827
                                       -        -------         -        -------          -        ------          -        -------

Balance at December 31, 1993       3,657        264,170    33,167      1,926,929     18,000     1,056,032     16,000      1,764,556

Stock issuance costs

Accrual of preferred stock
  dividend                                       18,285                  165,835                   90,000                   176,000

Accretion of preferred stock
  redemption value                               34,465                   18,432                    7,031                    15,982
                                       -        -------         -        -------          -        ------          -        -------

Balance at December 31, 1994       3,657        316,920    33,167      2,111,196     18,000     1,153,063     16,000      1,956,538

Accrual of preferred stock
  dividend                                       18,285                  165,835                   90,000                   176,000

Accretion of preferred stock
  redemption value                               39,818                   18,650                    7,089                    16,136
                                       -        -------         -        -------          -        ------          -        -------

Balance at December 31, 1995       3,657        375,023    33,167      2,295,681     18,000     1,250,152     16,000      2,148,674

Accrual of preferred stock
  dividend                                        9,143                   82,917                   45,000                    88,000

Accretion of preferred stock
  redemption value                               23,011                    9,436                    3,574                     8,146
                                       -        -------         -         ------          -        ------          -         ------

Balance at June 30, 1996
  (unaudited)                      3,657       $407,177    33,167     $2,388,034     18,000    $1,298,726     16,000     $2,244,820
                                   =====       ========    ======     ==========     ======    ==========     ======     ==========

Liquidation preference at
  June 30, 1996                                $447,983               $2,404,608               $1,305,000                $2,258,667
                                               ========               ==========               ==========                ==========

                                                    TOTAL CONVERTIBLE
                                                     PREFERRED SHARES
                                                     ----------------
                                                SHARES            AMOUNT
                                                ------            ------

Balance at December 31, 1992                    58,824          $2,917,974

Issuance of preferred stock,
  net of costs                                  16,000           1,690,062

Accrual of preferred stock
  dividend                                                         332,787

Accretion of preferred stock
  redemption value                                                  70,864
                                                     -             -------

Balance at December 31, 1993                    70,824           5,011,687

Stock issuance costs

Accrual of preferred stock
  dividend                                                         450,120

Accretion of preferred stock
  redemption value                                                  75,910
                                                     -             -------

Balance at December 31, 1994                    70,824           5,537,717

Accrual of preferred stock
  dividend                                                         450,120

Accretion of preferred stock
  redemption value                                                  81,693
                                                     -             -------

Balance at December 31, 1995                    70,824           6,069,530

Accrual of preferred stock
  dividend                                                         225,060

Accretion of preferred stock
  redemption value                                                  44,167
                                                     -             -------

Balance at June 30, 1996
  (unaudited)                                   70,824          $6,338,757
                                                ======          ==========

Liquidation preference at
  June 30, 1996                                                 $6,416,258
                                                                ==========


                                      F-18


                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)



5.       CONVERTIBLE PREFERRED STOCK (SEE ALSO NOTE 11), CONTINUED:

         All of the preferred stock series are entitled to cumulative dividends at the rate of 10% per annum of the original issue price. This entitlement began on January 1, 1992, for the Series AA, BB, and C and on September 1, 1993, for the Series D preferred stock. The dividends are to be paid out of any funds legally available; to date the Company has not paid any such amounts. Upon redemption or conversion of the preferred stock, or upon liquidation of the Company, all such dividends shall become immediately due and payable. Such unpaid dividends amounted to $1,507,000 and $1,732,000 at December 31, 1995 and June 30, 1996, respectively. In addition, the preferred shares have a liquidation preference of $100, $50, $50, and $110 per share for the series AA, BB, C, and D preferred shares, respectively, plus unpaid cumulative dividends. The shares are convertible into common stock based on a conversion price on the date that the shares are surrendered for conversion. At the effective date of the registration statement for the Company's initial public offering, each share of all series of the preferred stock was convertible into 65 shares of common stock.

         The holders of not less than two-thirds of the total number of shares of preferred stock outstanding (of all series, collectively) may elect to require the Company to redeem, such number of shares of each series of convertible preferred stock outstanding on January 1, 1996, as may be tendered from time to time on the dates following: 33% on June 1, 1996; 67% on June 1, 1997; and 100% on June 1, 1998. Each redemption will be allocated pro rata among the holders of all series of the convertible preferred stock electing to participate in such redemption. The remdemption price is the greater of: a) fair market value of the shares to be redeemed, or b) $100, $50, $50, and $110 per share for the Series AA, BB, C and D, respectively, plus unpaid cumulative dividends.





                                      F-19


                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)



6.       CAPITAL STOCK:

         The Company has two employee stock option plans, one established in 1991 and the other in 1994. The plans reserve for issuance 1,950,000 shares of common stock. Options granted vest at a rate of 20% per year beginning one year after the date of grant.

         A summary of changes in common stock options during 1994, 1995, and 1996 is:

                                                                                                      PRICE
                                                                                                       PER
                                                                                   SHARES             SHARE
                                                                                   ------             -----

         Outstanding grants at December 31, 1993                                   856,895         $0.02-$0.77
         Granted                                                                    32,500            $0.77
         Exercised                                                                      -
         Canceled                                                                       -
                                                                                       --
         Outstanding grants at December 31, 1994                                   889,395         $0.02-$0.77
         Granted                                                                   164,125            $0.77
         Exercised                                                                 (25,675)        $0.02-$0.77
         Canceled                                                                   (8,450)        $0.02-$0.77
                                                                                   -------
         Outstanding grants at December 31, 1995                                 1,019,395         $0.02-$0.77
         Granted                                                                        -
         Exercised                                                                 (13,000)           $0.02
         Canceled                                                                       -
                                                                                       --
         Outstanding grants at June 30, 1996                                     1,006,395         $0.02-$0.77
                                                                                 =========

         Shares exercisable at December 31, 1994                                   607,295         $0.02-$0.77
                                                                                  ========

         Shares exercisable at December 31, 1995                                   715,845         $0.02-$0.77
                                                                                  ========

         Shares exercisable at June 30,1996                                        727,219         $0.02-$0.77
                                                                                  ========


         Through the date of the Company's initial public offering, the plans have provided for, at the option of the Company, the repurchase of stock held by employees when they terminate service with the Company. In 1995, the Company repurchased 6,500 common shares at $0.77 per share from a former employee. These shares are held by the Company and recorded as Treasury Stock at their cost of $5,000.

         In conjunction with the issuance of convertible preferred stock, the Company has issued warrants for the purchase its common stock. Each warrant is exercisable for one share of common stock. In 1995, warrants were exercised to purchase 9,165 common shares at $1.54 per share. At December 31, 1995, the Company had 416,000 warrants outstanding at an exercise price of $0.77 per warrant, which expire through December 31, 1997.




                                      F-20


                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)



7.       CONCENTRATION OF CREDIT RISK:

         The Company utilizes a national distribution system that sells to approximately 600-700 end users. Four individual distributors accounted for approximately 85%, 89% and 78% of the Company's 1993, 1994 and 1995 revenues, respectively, and 80% and 77% for each of the six months ended June 30, 1995 and 1996, respectively. The same distributors also represent the aforementioned percentages of the Company's respective account receivable balances at December 31, 1994 and 1995.

8.       INCOME TAXES:

         Income tax benefit (expense) consists of the following:

                                             FOR THE YEARS ENDED                     FOR THE SIX MONTHS ENDED
                                                 DECEMBER 31                                   JUNE 30
                               ---------------------------------------------    --------------------------------
                                   1993            1994             1995             1995               1996
                                  ------          ------           ------           ------             -----
                                                                                  (UNAUDITED)        (UNAUDITED)
         Current:
           Federal             $  -             $  -              $(120,200)        $ (59,200)         $ (59,000)
           State                  -                -                (32,000)          (16,000)            (4,000)
                               -------          -------            ---------         ---------           --------
                                  -                -               (152,200)          (75,200)           (63,000)
                               -------          -------           ----------         ---------          ---------

         Deferred:
           Federal                -                -                214,600           106,060            (98,000)
           State                  -                -                 59,500            29,500            (36,000)
                               -------          -------             -------           -------           ---------
                                  -                -                274,100           135,560           (134,000)
                               -------          -------            --------          --------          ----------
         Total tax
          benefit
          (expense)            $  -             $  -              $ 121,900          $ 60,360          $(197,000)
                               =======          =======           =========          ========          ==========

         The actual income tax benefit differs from the expected tax computed by applying the U.S. federal corporate tax rate of 34% to income before income tax as follows:

                                             FOR THE YEARS ENDED                     FOR THE SIX MONTHS ENDED
                                                 DECEMBER 31                                  JUNE 30,
                                                 -----------                                  --------
                                   1993            1994             1995             1995               1996
                                  ------          ------           ------           ------             -----
                                                                                  (UNAUDITED)        (UNAUDITED)
       Computed expected
         income tax              $(38,000)       $(107,000)       $(267,000)         $(132,000)        $(190,000)
       State income taxes          (6,000)         (18,000)         (47,000)           (23,500)          (33,000)
       Change in valu-
         ation allowance           12,000          138,000          439,100            217,400                -
       Benefit of net
         operating loss
         carryforwards             42,000               -                -                  -                 -
       Other                      (10,000)         (13,000)          (3,200)            (l,540)           26,000
                                  --------        ---------         --------           --------          -------
         Total income
          tax benefit
          (expense)                  $ -              $ -         $ 121,900           $ 60,360         $(197,000)
                                     ====             ====        =========           ========         ==========




                                      F-21


                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)



8.       INCOME TAXES, CONTINUED:

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consist of the following at:

                                                                       DECEMBER 31,                    JUNE 30
                                                               1994                1995                 1996
                                                            -----------         ----------        ---------------
                                                                                                     (unaudited)
         Deferred tax assets (liabilities):
           Reserves                                              $ 22,027            $ 92,900           $25,000

           Net operating loss carryforward                        665,498             303,000           209,000
           Alternative minimum tax credit
            carryforward                                              ---             152,200           178,000
           Compensation                                            49,587              26,000            18,000
           Other                                                   29,103              56,000            85,100
           Depreciation and amortization                         (327,115)           (356,000)         (140,100)
                                                                 ---------           ---------         ---------
                  Total deferred taxes                            439,100             274,100

           Less valuation allowance                              (439,100)                 -                 -
                                                                 ---------                ---               --

                  Net deferred taxes                                 $ -             $274,100          $140,100
                                                                     ====            ========          ========

         Current deferred tax assets                                 $ -             $306,700          $190,100
                                                                     ====            ========          ========

         Non-current deferred tax
           liabilities                                               $ -             $(32,600)         $(50,000)
                                                                     ====            =========         =========

         As of December 31, 1995, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $760,000, which expire at various dates through 2006. Under Internal Revenue Code Section 382, utilization of net operating loss carryforwards may be limited in the event of changes in the ownership structure of the Company. Such a change occurred in 1990, and approximately $522,000 of the net operating loss carryforwards are limited for utilization at approximately $95,000 per year. In addition, the Company has alternative minimum tax credit carryforwards of approximately $152,200 which have no expiration date. At December 31, 1994, the Company had a net deferred tax position which was offset by a valuation allowance of $439,100 due to uncertainties about the ultimate realization of net operating loss carryforwards. At December 31, 1995, the Company was still in a deferred tax asset position and no valuation allowance was recorded as current year utilization of net operating loss carryforwards and projected utilization in the future of such carryforwards removed material uncertainties about the ultimate realization of the deferred tax assets.





                                      F-22


                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)



9.       RELATED PARTIES:

         The Company purchases approximately 80% of its raw materials inventory from a stockholder. For the years ended December 31, 1993, 1994, and 1995, purchases of raw materials were $3,213,169, $4,911,399, and $7,809,567 respectively. For the six months ended June 30, 1995 and 1996, purchases were $3,937,125 and $5,033,063, respectively. At December 31, 1994 and 1995, and June 30, 1996, the Company had due this stockholder, $836,790, $1,529,678, and $1,169,225, respectively, included in accounts payable. In addition, the Company was obligated under a non-interest bearing note payable to the stockholder (See Note
         3).

10.      NATIONAL INSTITUTE OF STANDARDS AND TECHNOLOGY (NIST) GRANT:

         The Company is a participant in a consortium to develop a manufacturing competency to replace wood, steel, and concrete with high performance composites. The project has been awarded a grant by NIST whereby 50% of the project's costs will be reimbursed. In 1995, the Company incurred project eligible costs of $201,936 and applied for reimbursement of $100,968, for which the Company has recorded miscellaneous income of $66,742 and reduced cost of goods sold by $34,226.

11.      SUBSEQUENT EVENTS AND PRO FORMA INFORMATION:

         Per the terms of the convertible preferred stock agreements, the outstanding shares of preferred stock will automatically convert to common stock, to be effective immediately prior to the commencement of the Company's initial public offering. As a result, 70,824 shares of preferred stock will be converted to 4,603,560 shares of common stock. In addition, on August 14, 1996, the Board of Directors approved the issuance of common stock in lieu of cash payment of the cumulative preferred dividend. This will result in an additional 260,544 shares of common stock being issued to preferred stockholders. The following pro forma information has been included to reflect the conversion of the outstanding preferred stock to common stock and issuance of additional shares of common stock in lieu of payment of a cumulative cash dividend.





                                      F-23


                          BRUNSWICK TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994, AND 1995
        (INFORMATION WITH RESPECT TO JUNE 30, 1995 AND 1996 IS UNAUDITED)



11.      SUBSEQUENT EVENTS AND PRO FORMA INFORMATION, CONTINUED:

                                                                  ACTUAL AT                            PRO FORMA
                                                                  JUNE 30,          PRO FORMA           JUNE 30,
                                                                    1996           ADJUSTMENTS            1996
                                                             ---------------       -----------      -------------

         Convertible preferred stock                             $ 6,338,757         $(6,338,757)       $       -
                                                                 ===========         ============       =========

         Stockholders' (deficit) equity:
          Preferred stock, $10 par value
           actual and pro forma; 1,000,000 shares
           authorized and none outstanding
           actual and pro forma                                           -                   -                 -
          Common stock, par value $0.0001
           actual and pro forma; 20,000,000
           shares authorized actual and
           pro forma; 583,570 shares
           outstanding, actual; 5,447,674
           shares outstanding pro forma                                   58                 487               545

          Additional paid-in-capital                                 410,461           6,338,270         6,748,731
          Treasury stock, 6,500 shares
           at cost                                                    (5,000)                ---            (5,000)
          Accumulated deficit                                     (2,682,793)                ---        (2,682,793)
                                                                 ------------               ----        -----------

                                                                 $(2,277,274)         $6,338,757        $4,061,483
                                                                 ============         ==========        ==========






                                      F-24




     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                                 --------------

                                TABLE OF CONTENTS

                                                             PAGE
                                                             ----
Prospectus Summary.........................................   3
Risk Factors...............................................   8
Use of Proceeds............................................  14
Dilution...................................................  15
Capitalization.............................................  17
Selected Financial Information.............................  18
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations................................  22
Business...................................................  29
Management.................................................  38
Principal Stockholders.....................................  44
Certain Transactions.......................................  46
Description of Capital Stock...............................  46
Shares Eligible for Future Sale............................  47
Underwriting...............................................  49
Changes in Accountants.....................................  50
Legal Matters..............................................  51
Experts....................................................  51
Additional Information.....................................  51
Glossary of Technical Terms................................  53
Index to Financial Statements..............................  F-1


                                 --------------

         Until _______, 1996, all dealers effecting transactions in the registered Securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.







                                2,250,000 SHARES





                          BRUNSWICK TECHNOLOGIES, INC.




                                  COMMON STOCK




                                 --------------

                                   PROSPECTUS

                                 --------------






                       JOSEPHTHAL LYON & ROSS INCORPORATED






                            __________________, 1996









                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various costs and expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts. All of the amounts shown are estimates except the SEC registration fee and the NASD filing fee.

                                                               AMOUNT TO
                                                              BE PAID BY
                                                              REGISTRANT
                                                              ----------
     SEC registration fee....................................     $7,138
     Exchange listing fee....................................    $36,744
     NASD fee................................................     $2,570
     Printing and engraving..................................    $60,000
     Legal fees and expenses of the Registrant...............   $110,000
     Accounting fees and expenses............................    $85,000
     Blue sky fees and expenses..............................    $15,000
     Transfer agent fees.....................................     $4,500
     Expense allowance to Representative.....................   $118,250
     Miscellaneous...........................................    $60,798
                  Total......................................   $500,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection (1) of Section 719 of the Maine Business Corporation Act empowers a corporation to indemnify, or if so provided in the bylaws, shall in all cases indemnify, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding; provided that no indemnification may be provided for any person with respect to any matter as to which that person shall have been finally adjudicated: (a) not to have acted honestly or in the reasonable belief that that person's action was in or not opposed to the best interest of the corporation or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interest of the plan or trust, or its participants or beneficiaries; or (b) with respect to any criminal action or proceeding, to have had reasonable cause to believe that that person's conduct was unlawful.

         Furthermore, subsection (1) of Section 719 provides that the termination of any action, suit or proceeding by judgment, order or conviction adverse to that person, or by settlement or plea of nolo contendere or its equivalent, shall not of itself create a presumption that that person did not act honestly or in the reasonable belief that that person's action was in or not opposed to the best interests of the corporation or its shareholders or, in the case of a


                                      II-1


person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust or its participants or beneficiaries and, with respect to any criminal action or proceeding, had reasonable cause to believe that that person's conduct was unlawful.

         Subsection (1-A) of Section 719 provides that notwithstanding any provision of subsection (1), a corporation shall not have the power to indemnify any person with respect to any claim, issue or matter asserted by or in the right of the corporation as to which that person is finally adjudicated to be liable to the corporation unless the court in which the action, suit or proceeding was brought shall determine that, in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for such amounts as the court shall deem reasonable.

         Subsection (3) of Section 719 provides that any indemnification under subsection (1), unless ordered by a court or required by the bylaws, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances and in the best interests of the corporation. That determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to that action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders. Such a determination once made may not be revoked and, upon the making of that determination, the director, officer, employee or agent may enforce the indemnification against the corporation by a separate action notwithstanding any attempted or actual subsequent action by the board of directors.

         Finally, subsection (6) of Section 719 provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that person's status as such, whether or not the corporation would have the power to indemnify that person against such liability under this section.

         Section 14 of Article Third of the Second Restated Bylaws of the Company provides for such indemnification to the fullest extent that the Maine Business Corporation Act permits, as more fully described in the five paragraphs immediately preceding above.

         The Company has purchased directors and officers liability insurance covering liabilities incurred by its officers and directors in connection with the performance of their duties from National Union Fire Insurance Company of Pittsburgh, PA., in the amount of $3,000,000.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         Since August 1993, the Registrant has sold and issued the following securities:

         In August, 1993, the Company and certain stockholders sold 16,000 shares of Series D Convertible Preferred Stock, 139,230 shares of Common Stock, 1,420


                                      II-2


shares of Series AA Preferred Stock and 180 shares of Series BB Preferred Stock of the Company to Vetrotex for an aggregate cash purchase price of $2,043,000 or approximately $1.59 per share of Common Stock (on an as-converted basis). Said shares were sold pursuant to Section 4(2) of the Securities Act and Rule 505 or 506 promulgated thereunder.

         On March 15, 1995 John Busch and Jurgen Kok exercised options to acquire 3,250 and 4,875 shares of the Company's Common Stock, respectively, at an aggregate exercise price of $50 and $75 respectively. On March 15, 1995 and April 23, 1996, Herschel Sternlieb exercised options to acquire 3,250 and 13,000 shares of the Company's Common Stock, respectively, at an aggregate exercise price of $250. On March 30, 1995, Lisa Anderson-Bisson exercised options to acquire 7,800 shares of the Company's Common Stock at an aggregate exercise price of $3,300. On August 11, 1995, Peter Rand exercised options to acquire 6,500 shares of the Company's Common Stock at an aggregate exercise price of $100. The Company purchased said shares from Mr. Rand within 60 days of the exercise of his options. On December 31, 1995, Dudley Follansbee acquired 9,165 shares of the Company's Common Stock pursuant to warrants at an aggregate price of $14,100.



ITEM 16.  EXHIBITS

        (a)    Exhibits

EXHIBIT
 NUMBER                    DESCRIPTION
 ------                    -----------

1.1           Form of Underwriting Agreement (to be filed by amendment).

3.1 Amended and Restated Articles of Incorporation of the Registrant (to be filed by amendment).

3.2           Third   Restated   Bylaws  of  the  Registrant  (to  be  filed  by
              amendment).

4.1           Amended and Restated  Registration  Rights  Agreement dated August
              25, 1993.

4.2           Form of Warrants (to be filed by amendment).

5.1 Opinion of Eaton, Peabody, Bradford & Veague, P.A. as to legality of shares (to be filed by amendment).

10.1 Loan Agreement between the Registrant and Fleet Bank of Maine dated May 30, 1996.

10.2 Security Agreement between the Registrant and Fleet Bank of Maine dated May 30, 1996.

10.3          Demand Note in favor of Fleet Bank of Maine dated May 30, 1996.

10.4 Supply Agreement between the Registrant and Vetrotex CertainTeed Corp. dated August 25, 1993 (filed separately under a request for confidential treatment pursuant to Rule 406).



                                      II-3


10.5          Private  Activity  Bond  Requirements   Certificate  of  Brunswick
              Technologies, Inc. dated December 1, 1995.

10.6 Lease Agreement between the Registrant and Brunswick Development Corporation dated August 1, 1995.

10.7 Collaborative Agreement between the Registrant and E.I. DuPont de Nemours and Company, Inc., et al.

10.8 Financial Advisory Agreement and Indemnification Agreement between the Registrant and the Representative.

10.9 Installment Promissory Note between the Registrant and Vetrotex CertainTeed Corp dated March 31, 1992.

10.10 Security Agreement between the Registrant and Vetrotex CertainTeed Corp. dated March 31, 1992.

16            Letter  of  KPMG  Peat  Marwick  LLP  re:   change  in  certifying
              accountant.

23.1          Consent of Coopers & Lybrand L.L.P.

23.2          Consent of KPMG Peat Marwick LLP.

23.3 Consent of Eaton, Peabody, Bradford & Veague, P.A. (to be included in Exhibit 5.1.)

24.1          Power of Attorney (included at page II-7).

27            Financial Data Schedule.

        (b)    Financial Statement Schedules

         All schedules are omitted because they are not applicable, not required under the instructions, or all the information required is set forth in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

         The  undersigned   Registrant  hereby  undertakes  to  provide  to  the
underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of


                                      II-4


appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.



                                      II-5





                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brunswick, State of Maine, on the 22nd day of August, 1996.

                                       BRUNSWICK TECHNOLOGIES, INC.


                                       By: /s/ Martin S. Grimnes
                                           ------------------------------------
                                           Martin S. Grimnes
                                           Principal Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

         SIGNATURE                                 TITLE                                         DATE
         ---------                                 -----                                         ----
/s/ Martin S. Grimnes
- ------------------------                  Principal Executive Officer                            August 23, 1996
Martin S. Grimnes                         and Director

/s/ David M. Coit
- ------------------------                  Director                                               August 23, 1996
David M. Coit

/s/ Gregory B. Peters
- ------------------------                  Director                                               August 23, 1996
Gregory B. Peters

/s/ David E. Sharpe
- ------------------------                  Director                                               August 23, 1996
David E. Sharpe

/s/ Peter N. Walmsley
- ------------------------                  Director                                               August 23, 1996
Peter N. Walmsley

/s/ John P. O'Sullivan
- ------------------------                  Treasurer and Principal                                August 23, 1996
John P. O'Sullivan                        Financial and Accounting Officer

/s/ William M. Dubay
- ------------------------                  President and Principal                                August 23, 1996
William M. Dubay                          Operating Officer




                                      II-6


                                POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoint Martin S. Grimnes and John P. O'Sullivan and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

              SIGNATURE                                 TITLE                                         DATE
              ---------                                 -----                                         ----
/s/ Martin S. Grimnes
- ------------------------                  Principal Executive Officer                            August 23, 1996
Martin S. Grimnes                         and Director

/s/ David M. Coit
- ------------------------                  Director                                               August 23, 1996
David M. Coit

/s/ Gregory B. Peters
- ------------------------                  Director                                               August 23, 1996
Gregory B. Peters

/s/ David E. Sharpe
- ------------------------                  Director                                               August 23, 1996
David E. Sharpe

/s/ Peter N. Walmsley
- ------------------------                  Director                                               August 23, 1996
Peter N. Walmsley

/s/ John P. O'Sullivan
- ------------------------                  Treasurer and Principal                                August 23, 1996
John P. O'Sullivan                        Financial and Accounting Officer

/s/ William M. Dubay
- ------------------------                  President and Principal                                August 23, 1996
William M. Dubay                          Operating Officer
















                                      II-7